Exhibit 10.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT

AMONG

IMG WORLDWIDE, INC.,

B.R. HOLDING, INC.

AND

TRIPLE CROWN MEDIA, INC.

NOVEMBER 8, 2007

TABLE OF CONTENTS

§1.	Definitions		1

§2.	Purchase and Sale of HOST Shares		10
	(a)	Basic Transaction	10
	(b)	[Intentionally Omitted]	10
	(c)	Closing	10
	(d)	Deliveries by Seller to Buyer at Closing	11
	(e)	Deliveries by Buyer to Seller at Closing	11
	(f)	Withholding Taxes	11
	(g)	Adjustments to Purchase Price	11

§3.	Representations and Warranties Concerning Transaction		13
	(a)	Parent’s and Seller’s Representations and Warranties	13
	(b)	Buyer’s Representations and Warranties	14

§4.	Representations and Warranties Concerning HOST and Its Subsidiaries		15
	(a)	Organization, Qualification, and Corporate Power	15
	(b)	Capitalization	15
	(c)	Non-contravention	16
	(d)	Brokers’ Fees	16
	(e)	Title to Assets	16
	(f)	Subsidiaries	16
	(g)	Financial Statements; Books and Records	17
	(h)	Events Subsequent to Most Recent Fiscal Year End	18
	(i)	Undisclosed Liabilities; Indebtedness	20
	(j)	Legal Compliance; Permits	20
	(k)	Tax Matters	21
	(l)	Real Property	24
	(m)	Intellectual Property	27
	(n)	Assets	29
	(o)	Clients and Licensees	29
	(p)	Contracts	30
	(q)	Notes and Accounts Receivable	33
	(r)	[Intentionally Omitted]	33
	(s)	Insurance	33
	(t)	Litigation	33
	(u)	Employees	34
	(v)	Employee Benefits	34
	(w)	Guaranties	36
	(x)	Environmental, Health, and Safety Matters	36
	(y)	Business Continuity	37
	(z)	Certain Business Relationships With HOST and Its Subsidiaries	38
	(aa)	Bank Accounts	38
	(bb)	Parent SEC Filings	38
	(cc)	Solvency of Parent	38

§5.	Pre-Closing Covenants		38
	(a)	General	38
	(b)	Notices and Consents	39

1

	(c)	Operation of Business	40
	(d)	Preservation of Business	41
	(e)	Full Access	41
	(f)	Notice of Developments	42
	(g)	Exclusivity	42
	(h)	Maintenance of Real Property	42
	(i)	Leases	43
	(j)	Title Insurance and Surveys	43
	(k)	Stockholder Suit	43
	(l)	Updated Financial Information	44
	(m)	Parent Guaranties	44
	(n)	Termination of Affiliate Transactions	44

§6.	Post-Closing Covenants		44
	(a)	General	44
	(b)	Litigation Support	44
	(c)	Transition	44
	(d)	Confidentiality	45
	(e)	Covenant Not to Compete and Not to Solicit	45
	(f)	Employee Matters	47
	(h)	Employee Benefit Plans	48
	(i)	Further Assurances	48

§7.	Conditions to Obligation to Close		48
	(a)	Conditions to Buyer’s Obligation	48
	(b)	Conditions to Seller’s Obligation	52

§8.	Indemnification		53
	(a)	Survival of Representations and Warranties	53
	(b)	General Indemnification	54

§9.	Tax Matters		58
	(a)	Tax Returns	58
	(b)	Cooperation regarding Tax Matters	58
	(c)	Audits, Refunds	59
	(d)	Tax-Sharing Agreements	59
	(e)	Certain Taxes and Fees	59
	(f)	Returns for Periods Through the Closing Date	59
	(g)	Section 338(h)(10) Election	59
	(h)	Allocation of Purchase Price	60
	(i)	Final Determination	60

§10.	Termination		60
	(a)	Termination of Agreement	60
	(b)	Effect of Termination	61
	(c)	Fees	61

§11.	Miscellaneous		62
	(a)	Press Releases and Public Announcements	62
	(b)	No Third-Party Beneficiaries	62
	(c)	Entire Agreement	62
	(d)	Succession and Assignment	62

2

(e)	Counterparts	62
(f)	Headings	62
(g)	Notices	62
(h)	Governing Law	63
(i)	WAIVER OF JURY TRIAL	64
(j)	Jurisdiction	64
(k)	Specific Performance	64
(l)	Amendments and Waivers	64
(m)	Severability	64
(n)	Expenses	64
(o)	Construction	65
(p)	Incorporation of Exhibits and Schedules	65
(q)	Governing Language	65

3

Disclosure Schedule

Exhibit A—Net Working Capital

Exhibit B—Form of Adjustment Escrow Agreement

Exhibit C—Form of Indemnification Escrow Agreement

Exhibit D—Form of Transition Services Agreement

4

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is entered into on November 8, 2007, by and among IMG Worldwide, Inc., an Ohio corporation (“Buyer”), B.R. Holding, Inc., a Georgia corporation, (“Seller”) and Triple Crown Media, Inc., a Delaware corporation (“Parent”). Buyer, Seller and Parent are referred to collectively herein as the “Parties.”

Seller owns all of the outstanding capital stock of Host Communications, Inc., a Kentucky corporation (“HOST”). HOST and Seller are wholly-owned indirect Subsidiaries of Parent.

This Agreement contemplates a transaction in which Buyer will purchase from Seller, and Seller will sell to Buyer, all of the outstanding capital stock of HOST in return for cash (the “Stock Purchase”).

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

§1.	Definitions.

“Adjustment Escrow Agreement” has the meaning set forth in §7(a)(xxi) below.

“Adjustment Escrow Amount” means $1,400,000.00.

“Adjustment Escrow Fund” means the Adjustment Escrow Amount, as adjusted, from time to time pursuant to the terms of the Adjustment Escrow Agreement, together with interest earned thereon.

“Association Property” means, with respect to each association which is a party to an association management agreement with HOST or any of its Subsidiaries, all of the rights of HOST and its Subsidiaries under such association management agreement.

“Assumed Plan” has the meaning set forth in §4(v)(i) below.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Affiliated Group” means any affiliated group within the meaning of Code §1504(a) or any similar group defined under a similar provision of state, local, or foreign law.

“Balance Sheet” means the unaudited consolidated balance sheet of HOST and its Subsidiaries as of June 30, 2007 delivered to Buyer as part of the Financial Statements pursuant to this Agreement.

“Base Purchase Price” has the meaning set forth in §2(a) below.

“Business” means the operation of the collegiate sports marketing and association management services heretofore provided by HOST and its Subsidiaries, including, without limitation: (A) the provision of sports and marketing services for a number of universities and athletic conferences through multi-media rights agreements which provide rights to items such as: (i) the production of radio and television broadcasts of certain athletic events and coaches’ shows; (ii) the sale of advertising during radio and television broadcasts of games and coaches’ shows; (iii) the sale of media advertising and venue signage; (iv) the sale of official sponsorship rights; (v) publishing, printing and vending of game-day and other programs; (vi) creative design of materials, video production, and construction and management of

Internet web sites; and (vi) coaches’ endorsements and pay-per-view telecasts; and (B) the provision of association management services such as financial reporting, accounting, marketing, publishing, government lobbying, education, event management, Internet website management and membership growth activities.

“Buyer” has the meaning set forth in the preface above.

“Buyer Election” has the meaning set forth in §5(k)(iv)(A) below.

“Buyer Expenses” has the meaning set forth in §10(c) below.

“Buyer Indemnified Parties” has the meaning set forth in §8(b)(i) below.

“Buyer Welfare Plans” has the meaning set forth in §6(f)(iii) below.

“Cap” has the meaning set forth in §8(b)(iii) below.

“CERCLA” has the meaning set forth in §4(x) below.

“Change of Control Payments” means the payments, if any, payable by HOST or its Affiliates to certain employees of HOST and its Subsidiaries in connection with the consummation of the transactions contemplated hereby.

“Closing” has the meaning set forth in §2(b) below.

“Closing Date” has the meaning set forth in §2(b) below.

“Closing Indebtedness” means the Indebtedness as of the close of business on the Closing Date.

“Closing Net Working Capital” means the Net Working Capital as of the open of business on the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collegiate Property” means, with respect to each university or athletic conference which is a party to a rights or licensing agreement with HOST or any of its Subsidiaries and with respect to NCAA Football USA, Inc., all of the rights of HOST and its Subsidiaries under rights or licensing agreement with such university, athletic conference or NCAA Football USA, Inc.

“Competing Business” has the meaning set forth in §6(e) below.

“Confidential Information” means any information concerning the business and affairs of HOST and its Subsidiaries that is not already generally available to the public.

“Credit Agreements” means, collectively, (i) the First Lien Senior Secured Credit Agreement, dated as of December 30, 2005 and as amended, by and among Parent, Triple Crown Media, LLC, the subsidiary guarantors named therein, Wachovia Bank, National Association, and the other parties thereto, and (ii) the Second Lien Senior Secured Credit Agreement, dated as of December 30, 2005 and as amended, by and among Parent, Triple Crown Media, LLC, the subsidiary guarantors named therein, Wachovia Bank, National Association, and the other parties thereto.

“Deficit Payment” has the meaning set forth in §2(g)(vi) below.

“Disclosure Schedule” means the disclosure schedule delivered by the Seller to Buyer on the date hereof and attached to this Agreement.

“Draft Closing Balance Sheet” means the consolidated balance sheet of HOST and its Subsidiaries of the close of business on the Closing Date, prepared in accordance with GAAP and in a manner consistent with the preparation of the Balance Sheet.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA §3(3)) and any other material employee benefit plan, program, agreement or arrangement of any kind.

“Employee” has the meaning set forth in §6(e)(ii) below.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).

“Environmental, Health, and Safety Requirements” means all federal, state, local, and foreign statutes, regulations, ordinances, and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety, pollution, or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, chemical substances, or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with HOST for purposes of Code §414.

“Escrow Agent” means SunTrust Bank.

“Final Indebtedness” means the Closing Indebtedness as shown in the Final Statement.

“Final Purchase Price” has the meaning set forth in §2(g)(v) below.

“Final Statement” has the meaning set forth in §2(g)(v) below.

“Final Net Working Capital” means the Closing Net Working Capital as shown in the Final Statement.

“Financial Statements” has the meaning set forth in §4(g)(i) below.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Government Entity” means individually, and “Government Entities” means collectively, the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government, including any court, in each case having jurisdiction over HOST.

“Hart-Scott-Rodino Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“HOST” has the meaning set forth in the preface above.

“HOST Account” meaning set forth in §4(aa) below.

“HOST Intellectual Property” means all Intellectual Property owned, used or held for use by HOST and its Subsidiaries in the operation of their business.

“HOST Share” means any share of the no par preferred or no par common stock of HOST.

“Income Tax” means any federal, state, local, or foreign income tax, including any interest, penalty, or addition thereto, whether disputed or not.

“Income Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Indebtedness” means at a particular time, without duplication, (i) all obligations under any indebtedness for borrowed money (including, without limitation, all obligations for principal, interest premiums, penalties, fees, expenses, breakage costs and bank overdrafts thereunder), (ii) all indebtedness evidenced by any note, bond, debenture or other debt security, (iii) all commitments by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (iv) all indebtedness pursuant to a guarantee, (v) all obligations under capitalized leases in excess of $2,687,000 or with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, (vi) all indebtedness secured by a Lien on a Person’s assets, (vii) all obligations for the deferred and unpaid purchase price of property or services (other than trade payables and accrued expenses incurred in the Ordinary Course of Business), (viii) the mark to market effect (positive or negative) of all interest rate, foreign exchange or other derivative instruments and any amounts payable on the termination of such arrangements if they are to be actually terminated upon Closing; (ix) all amounts owed by HOST or any of its Subsidiaries, or obligations of HOST or any of its Subsidiaries, to Parent, Seller, any of their respective Affiliates, or any officer, director, shareholder or employee of such Persons, (x) Seller Expenses, (xi) Change of Control Payments, and (xii) any expenses incurred by Buyer, any of its Affiliates, HOST or any of its Subsidiaries as a result of, in connection with, relating or incidental to or by virtue of any Stockholder Suit; provided, that Indebtedness as of the Closing Date shall not include any borrowings by Buyer to finance the transactions contemplated hereby, and provided further, that such term shall not include (A) any trade payables or accrued expenses incurred in the Ordinary Course of Business so long as such amounts are not overdue, (B) guaranteed rights payments required to be made following the Closing under any contract or agreement entered into in the Ordinary Course of Business so long as such obligations are not overdue, (C) any obligation or liability with respect to that certain agreement between WVLT-TV, Inc. and HOST dated as of May 31, 2007, pursuant to which WVLT-TV has prepaid certain rights fees for services to be performed following the Closing, or (D) any Indebtedness taken into account in connection with the calculation of Net Working Capital.

“Indemnification Escrow Agreement” has the meaning set forth in §7(a)(xx) below.

“Indemnification Escrow Amount” means $5,000,000.00.

“Indemnified Party” has the meaning set forth in §8(b)(v) below.

“Indemnifying Party” has the meaning set forth in §8(b)(v) below.

“Independent Auditor” has the meaning set forth in §2(g)(iv) below.

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (a) all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, divisionals, extensions, reexaminations and counterparts thereof; (b) all trademarks, service marks, designs, trade dress, logos, slogans, trade names, business names, corporate names, and Internet domain names, together with all translations, adaptations, derivations, and combinations thereof, all applications, registrations, and renewals in connection therewith, and all goodwill associated with any of the foregoing; (c) all works of authorship (whether or not copyrightable) and rights associated therewith, all copyrights, and moral rights, and all applications, registrations, and renewals in connection therewith; (d) all trade secrets, know-how and confidential, business or proprietary information (including all inventions (whether or not patentable or reduced to practice), improvements, technologies, processes, techniques, methods, formulas, algorithms, layouts, designs, drawings, charts, manuals, specifications, methodologies, data, customer and supplier lists, pricing and cost information, and business and marketing plans, reports and proposals); (e) all software (including source code and object code) data, databases, firmware and related documentation; (f) all other proprietary and intellectual property rights; and (h) all copies and tangible embodiments or descriptions of any of the foregoing (in whatever form or medium).

“J. Host Employment Agreement” means the Employment Agreement dated March 1, 1994 between HOST and W. James Host, as amended and extended.

“Jarvie Employment Agreement” means the Employment Agreement dated March 1, 1994 between HOST and Charles L. Jarvie, as amended and extended.

“Knowledge” means knowledge after reasonable investigation of Tom Stultz, Mark Meikle, Steven Cornwell and Lawton Logan.

“Laws” means all statutes, laws, codes, ordinances, regulations, rules, orders, judgments, writs, injunctions, acts or decrees of any Government Entity.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property that is used in HOST’s or any of its Subsidiaries’ business.

“Lease Consents” has the meaning set forth in §7(a)(x) below.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which HOST or any of its Subsidiaries holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of HOST or any of its Subsidiaries.

“Lenders’ Consent” means the consent of the lenders to the transactions contemplated hereby pursuant to each Credit Agreements, which shall include (i) a full release of any Liens imposed under the Credit Agreements on the HOST Shares or the assets and properties of HOST and its Subsidiaries, and (ii) a full release of HOST and its Subsidiaries from any liability or obligation under the Credit Agreements.

“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) liens for Taxes not yet due and payable, and (b) purchase money liens and liens securing rental payments under capital lease arrangements.

“Losses” has the meaning set forth in §8(b)(i) below.

“Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be materially adverse to the business, operations, properties, assets, liabilities, condition (financial or otherwise) or operating results of HOST and its Subsidiaries, taken as a whole, or to the ability of Seller, Parent or HOST and its Subsidiaries to consummate timely the transactions contemplated hereby pursuant to the terms and conditions hereof; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect or Material Adverse Change: any adverse change, event, development, or effect (in each case to the extent not disproportionately affecting HOST and its Subsidiaries) arising from or relating to (1) general business or economic conditions, including such conditions related to the business of HOST and its Subsidiaries, (2) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (3) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (4) changes in GAAP, (5) changes in Law or (6) the taking of any action expressly contemplated by this Agreement and the other agreements contemplated hereby.

“Material Contract” has the meaning set forth in §4(p) below.

“Most Recent Fiscal Month End” has the meaning set forth in §4(g)(i) below.

“Most Recent Fiscal Year End” has the meaning set forth in §4(g)(i) below.

“Multiemployer Plan” has the meaning set forth in ERISA §3(37) or §4001(a)(3).

“Net Working Capital” means, as of a particular date, the aggregate amount of the current assets of HOST and its Subsidiaries minus the aggregate amount of the liabilities of the HOST and its Subsidiaries, in each case as determined in accordance with GAAP and in a manner consistent with the methodology used in the preparation of the Balance Sheet; provided, that any calculation of Net Working Capital shall be made in accordance with the schedule and principles and example set forth on Exhibit A attached hereto.

“New York Leases” means, collectively, (i) the Lease dated September 20, 2000 between HOST and 535 Owners LLC covering the entire 22nd floor of 535 Fifth Avenue, New York, New York and (ii) the Sublease dated April 7, 2005 between HOST and Softek Storage Solutions Corporation for said premises.

“Non Compete Period” has the meaning set forth in §6(e)(i) below.

“Non Solicit Period” has the meaning set forth in §6(e)(ii) below.

“Notice of Disagreement” has the meaning set forth in §2(g)(ii) below.

“Order” means any order, judgment, writ, stipulation, settlement, award, injunction, decree, arbitration award or finding of any Government Entity.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Owned Real Property” means all land, together with all buildings, structures, improvements, and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by HOST and its Subsidiaries.

“Parent” has the meaning set forth in the preface above.

“Parent Board” means the Board of Directors of Parent.

“Parent Common Stock” means the Common Stock of the Parent, par value $.001 per share.

“Parent Election” has the meaning set forth in §5(k)(iv)(B) below.

“Parent 401(k) Plan” has the meaning set forth in §6(f)(iv) below.

“Parent Guaranties” means all guarantees entered into by Parent or its Subsidiaries which guarantee obligations of HOST or any of its Subsidiaries as set forth on §1 of the Disclosure Schedule attached hereto.

“Parent SEC Filings” has the meaning set forth in §4(bb) below.

“Parent Welfare Plans” has the meaning set forth in §6(f)(iii) below.

“Party” has the meaning set forth in the preface above.

“Permitted Encumbrances” means with respect to each parcel of Owned Real Property: (a) real estate taxes, assessments and other governmental levies, fees, or charges imposed with respect to such Owned Real Property that are not due and payable as of the Closing Date; (b) mechanics liens and similar liens for labor, materials, or supplies provided with respect to such Owned Real Property incurred in the Ordinary Course of Business for amounts that are (i) not delinquent and would not, in the aggregate, have a Material Adverse Effect or (ii) being contested in good faith by appropriate proceedings and for which appropriate reserves have been established; (c) zoning, building codes, and other land use laws regulating the use or occupancy of such Owned Real Property or the activities conducted thereon that are imposed by any governmental authority having jurisdiction over such Owned Real Property which are not violated by the current use or occupancy of such Owned Real Property or the operation of the Business thereon; (d) liens for any financing secured by such Owned Real Property that is an obligation of HOST or any of its Subsidiaries that will not be paid off at Closing; and (e) easements, covenants, conditions, restrictions, and other similar matters affecting title to such Owned Real Property and other title defects that do not or would not materially impair the use or occupancy of such Owned Real Property in the operation of the business of HOST and its Subsidiaries taken as a whole.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

“Potential Transaction” means (i) any direct or indirect acquisition or purchase of any capital stock or other equity interest in, or any of the businesses of, HOST (including by the direct or indirect purchase of equity interest in any entity to which the Business is contributed), (ii) any merger, consolidation business combination, share exchange, reorganization, recapitalization or similar transaction involving HOST, or (iii) any transfer, sale, exchange, license or lease of any of the assets of HOST (other than in the Ordinary Course of Business), except for any such actions outlined in clauses (i) - (iii) above which are expressly consented to by Buyer.

“Pre-Closing Period” means any taxable period or portion thereof ending on or before the Closing Date. If a taxable period begins on or before the Closing Date and ends after the Closing Date, then the portion of the taxable period through the end of the Closing Date shall constitute a Pre-Closing Period.

“Pre-Closing Taxes” means (i) all Taxes (or the non-payment thereof) of HOST or its Subsidiaries for all Pre-Closing Periods, (ii) all Taxes of any members of any Affiliated Group of which HOST or any of its Subsidiaries (or any predecessor) is or was a member on or prior to the Closing Date pursuant to Treasury Regulation Section 1.1502-6 or any analogous state, local or foreign law; and (iii) any and all Taxes of any other Person (other than HOST and its Subsidiaries) imposed on HOST or any of its Subsidiaries as transferee or successor, by contract or otherwise, which Taxes relate to an event or arrangement in the Pre-Closing Period. In the case of any taxable period that includes (but does not end on) the Closing Date, the amount of any Taxes based on or measured by income or receipts of HOST and its Subsidiaries for the Pre-Closing Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which HOST or any of its Subsidiaries holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of HOST and its Subsidiaries that relates to the Pre-Closing Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on and including the Closing Date, and the denominator of which is the number of days in such period.

“Proceeding” has the meaning set forth in §8(b)(v) below.

“Purchase Price Allocation” has the meaning set forth in §9(h) below.

“Real Property” has the meaning set forth in §5(g)(i) below.

“Representatives” has the meaning set forth in §5(g)(i) below.

“SEC” means the United States Securities and Exchange Commission.

“Section 338(h)(10) Election” has the meaning set forth in §9(g) below.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in the preface above.

“Seller Expenses” has the meaning set forth in §11(n) below.

“Seller Indemnified Parties” has the meaning set forth in §8(b)(ii) below.

“Solvent” means, with respect to any Person on a particular date, that on a consolidated basis on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

“Statement” has the meaning set forth in §2(g)(i) below.

“Stock Purchase” has the meaning set forth in the preface above.

“Stockholder Approval” means the affirmative vote of holders of at least a majority of outstanding shares of Parent Common Stock to approve the Stock Purchase and the transactions provided for herein.

“Stockholder Suit” means any lawsuit by a stockholder of Parent against Parent or HOST seeking to enjoin, prevent or delay Parent or HOST from consummating the Stock Purchase.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority the of partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary. For purposes of this Agreement, Pinnacle Sports LLC shall be deemed to be a Subsidiary of HOST.

“Surplus Payment” has the meaning set forth in §2(g)(vi) below.

“Surveys” has the meaning set forth in §7(a)(xxvi) below.

“SWDA” has the meaning set forth in §4(x) below.

“Systems” has the meaning set forth in §4(y) below.

“Target Net Working Capital” shall mean $375,000.00.

“Tax” or “Taxes” means all (i) United States federal, state or local or non-United States taxes, assessments, charges, duties, levies or other similar governmental charges of any nature, including all income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, premium, property, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, withholding, ad valorem, value added, alternative minimum, environmental (including taxes under Code § 59A), customs, social security (or similar), unemployment, disability, estimated, registration and other taxes, assessments, charges, duties, fees, levies or other similar governmental charges of any kind whatsoever, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest; (ii) any liability for the payment of any amount of a type described in clause (i) arising as a result of being or having been a member of any consolidated, combined, unitary or other group or being or having been included or required to be included in any Tax Return related thereto; and (iii) any liability for the payment of any amount of a type described in clause (i) or clause (ii) as a result of any obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” has the meaning set forth in §10(a)(ii)(C) below.

“Title Commitments” has the meaning set forth in §7(a)(xxv) below.

“Title Company” has the meaning set forth in §7(a)(xxv) below.

“Title Policies” has the meaning set forth in §7(a)(xxv) below.

“Transferred Employees” has the meaning set forth in §6(f)(i) below.

“Transition Services Agreement” has the meaning set forth in §7(a)(xxviii) below.

“Wage Claims” has the meaning set forth in §8(b)(i)(F) below.

“WARN Act” has the meaning set forth in §4(u) below.

“Working Capital Deficit” has the meaning set forth in §2(g)(vi) below.

“Working Capital Surplus” has the meaning set forth in §2(g)(vi) below.

§2.	Purchase and Sale of HOST Shares.

(a)	Basic Transaction. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, all of its HOST Shares free and clear of all Liens for $74,313,000.00 (the “Base Purchase Price”, and as the Base Purchase Price is adjusted pursuant to §2(g), the “Final Purchase Price”) by delivery of cash payable by wire transfer or delivery of other immediately available funds.

(b)	[Intentionally Omitted].

(c)	Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Dinsmore & Shohl, LLP, in Lexington, Kentucky commencing at 9:00 a.m. local time November 15, 2007 or on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as Buyer and Seller may mutually determine (the “Closing Date”).

(d)	Deliveries by Seller to Buyer at Closing. At the Closing, Seller shall deliver to Buyer (i) the various certificates, instruments, and documents referred to in §7(a) below, and (ii) stock certificates representing all of its HOST Shares, free and clear of all Liens, endorsed in blank or accompanied by duly executed assignment documents.

(e)	Deliveries by Buyer to Seller at Closing. At the Closing, Buyer (or its assigns) shall deliver or pay (or cause to be paid) to Seller (i) the various certificates, instruments, and documents referred to in §7(b) below, and (ii) Buyer (or its assigns) shall pay (or cause to be paid) to Seller an amount equal to the sum of the Base Purchase Price, minus (x) the Indemnification Escrow Amount, minus (y) the Adjustment Escrow Amount, by wire transfer of immediately available funds to one or more accounts as designated by Seller, such account or accounts to be designated by written notice to Buyer not less than two business days prior to the Closing Date.

(f)	Withholding Taxes. Buyer, HOST and its Subsidiaries shall be entitled to deduct and withhold any Taxes required to be deducted and withheld under applicable law from any payments made hereunder. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Seller in respect of the HOST Shares.

(g)	Adjustments to Purchase Price.

(i)	Promptly after the Closing Date, but in any event within 60 days after the Closing Date, Buyer shall deliver to Seller the Draft Closing Balance Sheet and a statement that sets forth Buyer’s calculation of Closing Net Working Capital and Closing Indebtedness in accordance with Exhibit A hereto (the “Statement”). In connection with the preparation of the Draft Closing Balance Sheet, all known arithmetic errors in the Balance Sheet shall be taken into account, and the Draft Closing Balance Sheet shall be prepared in accordance with GAAP in a manner consistent with the preparation of the Balance Sheet and using the accounting methodologies set forth on Exhibit A hereto.

(ii)

During the 30 days immediately following Seller’s receipt of the Statement, Seller shall be permitted to review the working papers relating to the Statement. The Statement shall become the Final Statement and final and binding upon the Parties on the thirtieth (30th) day following receipt thereof by Seller unless Seller gives written notice of its disagreement (a “Notice of Disagreement”) to Buyer prior to such date. Any Notice of Disagreement shall (A) specify in reasonable detail the nature and amount of any disagreement so asserted and (B) with respect to Net Working Capital, only include disagreements based on mathematical errors or based on Closing Net Working Capital not being calculated in accordance with the definition of Net Working Capital and as set forth in §2(g)(i) above.

(iii)

If a timely Notice of Disagreement is received by Buyer, then the Draft Closing Balance Sheet and the Statement (as revised as contemplated in clause (x) or (y) below) shall become final and binding upon the Parties on the earlier of (x) the date the Parties resolve in writing any differences they have with respect to any matter specified in the Notice of Disagreement or (y) the date any matters properly in dispute are finally resolved in writing by the Independent Auditor; provided, that any items that are not so disputed shall become final and binding upon the Parties on the thirtieth (30th) day following Seller’s receipt of the Statement. During the 30 days immediately following the delivery of a Notice of Disagreement, Buyer and Seller shall seek in good faith to resolve in writing any differences which they may have with respect to any matter specified in the Notice of Disagreement. During such period, Buyer shall be permitted to review the working papers of Seller used in connection with Seller’s preparation of the Notice of Disagreement.

(iv)	If, at the end of such 30-day period, any matter specified in the Notice of Disagreement has not been resolved by Seller and Buyer, Seller and Buyer shall submit to an independent auditing firm of national recognition mutually selected by Buyer and Seller (the “Independent Auditor”) for review and resolution any such matters which remain in dispute (including such Party’s proposed resolution thereof and resulting determination of Net Working Capital and Indebtedness) and which were properly included in the Notice of Disagreement, and the Independent Auditor shall make a final determination of the Closing Net Working Capital as of the open of business on the Closing Date and Closing Indebtedness as of the close of business on the Closing Date based solely on presentations by Buyer and Seller (and not by independent review), which determination shall be binding on the Parties. The Independent Auditor (i) shall be bound by the principles set forth in this §2(g), (ii) shall limit its review to matters specifically set forth in the Notice of Disagreement and (iii) shall not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party.

(v)	The Independent Auditor shall be retained to resolve such dispute promptly and, in any event, within 30 days from the date the dispute is submitted to the Independent Auditor. The fees and expenses of the Independent Auditor acting under this §2(g) shall be borne 50% by Buyer and 50% by Seller. The determination of the Closing Net Working Capital and Closing Indebtedness as determined by agreement of the Parties or by the Independent Auditor shall be final and binding on the Parties (the final form of the Statement, including any revisions which are made thereto pursuant to this §2(g), is referred to herein as the “Final Statement”).

(vi)	The Base Purchase Price shall be:

(A)	reduced by the amount, if any, by which the Final Net Working Capital is less than the Target Net Working Capital;

(B)	increased by the amount, if any, by which the Final Net Working Capital exceeds the Target Net Working Capital; and

(C)	reduced by the amount, if any, of Final Indebtedness.

(vii)	If the net effect pursuant to this §2(g) is a decrease in the Base Purchase Price, Seller shall pay to Buyer an amount equal to the amount of such decrease in Base

Purchase Price (such aggregate payment being hereinafter referred to as a “Deficit Payment”). The Deficit Payment shall be paid by distributing such amount from the Adjustment Escrow Fund and, within five (5) business days of the final determination of such amount pursuant to this §2(g), Buyer and Seller shall execute the necessary documents instructing the Escrow Agent to (i) make the applicable payment to Buyer, and (ii) distribute the remaining balance, if any, of the Adjustment Escrow Fund to the Seller. To the extent, if any, the Deficit Payment exceeds the amount of the Adjustment Escrow Fund, Buyer and Seller shall execute the necessary documents instructing the Escrow Agent to make a payment to Buyer from the Indemnification Escrow Fund in the amount of such excess. If the net effect pursuant to this §2(g) is an increase in the Base Purchase Price, Buyer shall (i) pay to Seller an amount equal to the amount of such increase (such payment being hereinafter referred to as a “Surplus Payment”), and (ii) direct the Escrow Agent to distribute the Adjustment Escrow Fund to the Seller. The Surplus Payment, if any, shall be paid by Buyer to Seller within five (5) business days of the final determination of such amount pursuant to this §2(g). Any payment to Seller pursuant to this §2(g)(vi) shall be made by wire transfer of immediately available funds as shall have been specified in writing to Buyer by Seller on or prior to the date as of which the Surplus Payment has been determined pursuant to Section §2(g)(v). Any adjustments pursuant to this §2(g)(vi) shall constitute adjustments to the Final Purchase Price for Tax purposes.

§3.	Representations and Warranties Concerning Transaction.

(a)	Parent’s and Seller’s Representations and Warranties. Each of Parent and Seller represents and warrants to Buyer that the statements contained in this §3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §3(a))) with respect to itself, except as set forth in the Disclosure Schedule.

(i)	Organization of Parent and Seller. Each of Parent and Seller is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

(ii)	Authorization of Transaction. Each of Parent and Seller has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each of Parent and Seller, enforceable in accordance with its terms and conditions. The execution and delivery of this Agreement by the Company and the consummation by Parent and Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company and, to the Knowledge of the Seller, no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. Except as set forth in §3(a)(ii) of the Disclosure Schedule, each of Parent and Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by each of Parent and Seller.

(iii)	Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Parent or Seller is subject or, if Parent or Seller is an entity, any provision of its charter, bylaws or other governing documents, (B) except as set forth in §3(a)(iii)(B) of the Disclosure Schedule, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, require any notice, result in a violation of or give any third party the right to modify, terminate or accelerate any obligation under any agreement, contract, lease, license, instrument, or other arrangement to which Parent or Seller is a party or by which it is bound or to which any of its assets are subject, and (C) except as set forth in §3(a)(iii)(C) of the Disclosure Schedule, result in the imposition or creation of a Lien upon or with respect to HOST Shares.

(iv)	Brokers’ Fees. Except as set forth in §3(a)(iv) of the Disclosure Schedule, Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(v)	HOST Shares. Seller holds of record and owns beneficially all of the outstanding HOST Shares, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands, except as set forth in §3(a)(v) of the Disclosure Schedule. Seller is not a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require Seller to sell, transfer, or otherwise dispose of any HOST Shares. Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any HOST Shares.

(b)	Buyer’s Representations and Warranties. Buyer represents and warrants to Seller that the statements contained in this §3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §3(b)).

(i)	Organization of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

(ii)	Authorization of Transaction. Buyer has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions. Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Buyer.

(iii)	Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its charter, bylaws, or other governing documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, require any notice, result in a violation of or give any third party the right to modify, terminate or accelerate any obligation under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets are subject.

(iv)	Brokers’ Fees. Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(v)	Investment. Buyer is not acquiring the HOST Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

§4.	Representations and Warranties Concerning HOST and Its Subsidiaries.

Each of Parent and Seller represents and warrants to Buyer that the statements contained in this §4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §4), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Agreement.

(a)	Organization, Qualification, and Corporate Power. Each of HOST and its Subsidiaries is a corporation or limited liability company duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization. Each of HOST and its Subsidiaries are duly authorized to conduct business and are in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect. Each of HOST and its Subsidiaries have full corporate power and authority to carry on the business in which they are engaged and to own and use the properties owned and used by such entity. §4(a) of the Disclosure Schedule lists the directors and officers of HOST and each of its Subsidiaries. The copies of each of HOST’s and its Subsidiary’s charter documents, bylaws or other organizational documents which have been furnished to Buyer reflect all amendments made thereto at any time prior to the date of this Agreement and are true, complete and correct.

(b)

Capitalization. The entire authorized capital stock of HOST consists of 80,000 shares of no par value preferred stock and 1,500,000 shares of no par value common stock, of which 37,500 shares of preferred stock and 945,283 shares of common stock are issued and outstanding. All of the issued and outstanding HOST Shares have been duly authorized, are validly issued, fully paid, and non-assessable, and are held of record by the Seller as set forth in §4(b) of the Disclosure Schedule. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, securities convertible exercisable or exchangeable for any HOST Shares or other contracts or commitments that could require HOST to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to HOST. There are no voting trusts, proxies, stockholders’ agreements or other agreements or understandings with respect to the voting or transfer of the capital stock of HOST. Except as set forth in §4(b) of the Disclosure Schedule, the HOST Shares are held beneficially and of record by Seller free and clear of any Liens. Upon delivery to Buyer at the Closing of certificates representing the HOST Shares, duly endorsed by Seller for transfer to Buyer, and upon Seller’s receipt of payment therefor, valid title to the HOST Shares will pass to Buyer, free and clear of any Liens.

(c)	Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which HOST or any of its Subsidiaries is subject or any provision of the charter or bylaws of HOST or any of its Subsidiaries or (ii) except as set forth in §4(c) of the Disclosure Schedule conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, require any notice, authorization, consent or approval, result in a violation of or give any third party the right to modify, terminate or accelerate any obligation under any agreement, contract, lease, license, instrument, or other arrangement to which HOST or any of its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Lien would not be expected to be material. Except as set forth in §4(c) of the Disclosure Schedule, neither HOST nor any of its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

(d)	Brokers’ Fees. Except as set forth in §4(d) of the Disclosure Schedule, neither HOST nor any of its Subsidiaries has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(e)	Title to Assets. Except as set forth in §4(e) of the Disclosure Schedule, HOST and its Subsidiaries have good and marketable title to, or a valid leasehold interest in, the properties and assets (tangible and intangible) used by them, located on the Real Property, and shown on the Balance Sheet or acquired after the date thereof, free and clear of all Liens, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Balance Sheet.

(f)

Subsidiaries. §4(f)(i) of the Disclosure Schedule sets forth for each Subsidiary of HOST (i) its name and jurisdiction of incorporation, (ii) the number of authorized shares for each class of its capital stock, and (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder. All of the issued and outstanding shares of capital stock of each Subsidiary of HOST have been duly authorized and are validly issued, fully paid, and non-assessable. HOST and/or one or more of its Subsidiaries hold of record and own beneficially all of the outstanding shares of each Subsidiary of HOST, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require HOST or any of its Subsidiaries to sell, transfer, or otherwise dispose of any capital stock of any of its Subsidiaries or that could require any Subsidiary of HOST to issue, sell, or otherwise cause to become outstanding any of its own capital stock. There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any Subsidiary of HOST. There are no voting trusts, proxies, stockholders’ agreements or other agreements or understandings with respect to the voting or transfer of any capital stock of any Subsidiary of HOST. Except as set forth on §4(f)(ii) of the Disclosure Schedule, neither HOST nor any of its Subsidiaries controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association that is not a Subsidiary of HOST. Except for the Subsidiaries set forth in §4(f)(i) of the Disclosure Schedule, neither HOST nor any of its Subsidiaries owns or has any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any Person.

(g)	Financial Statements; Books and Records.

(i)	§4(g) of the Disclosure Schedule sets forth the following financial statements (collectively the “Financial Statements”): (i) audited consolidated balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the fiscal year ended June 30, 2007 (the “Most Recent Fiscal Year End”) and the six-month period ended June 30, 2006 for Parent and its Subsidiaries; (ii) unaudited consolidated balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the three-month periods ending September 30, 2007 (the “Most Recent Fiscal Month End”), for Parent and its Subsidiaries, and (iii) unaudited consolidated balance sheets and statements of income as of and for the fiscal year ended June 30, 2007 for HOST and its Subsidiaries (the “HOST Financial Statements”). The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP throughout the periods covered thereby and present fairly the financial condition of HOST and its Subsidiaries on a stand alone basis as of such dates and the results of operations of HOST and its Subsidiaries for such periods; provided, however, that (i) the Financial Statements for the Most Recent Fiscal Month End are subject to quarterly closing adjustments related to Triple Crown Media LLC and Parent and impairment charges dictated by GAAP, and (ii) the HOST Financial Statements lack any cost allocations from Parent for corporate overhead, including among other, accounting, human resource and IT costs, lack footnotes and other presentation items.

(ii)	The books of account, minute books and other records of HOST and its Subsidiaries, all of which have been made available to Buyer, are correct and complete in all material respects. At the Closing, all of those books and records will be in the possession of HOST and its Subsidiaries.

(iii)	HOST and its Subsidiaries maintain internal accounting controls which, in Parent’s reasonable judgment, provide reasonable assurance that (1) transactions are executed in accordance with management’s authorization, and (2) transactions are recorded as necessary to permit preparation of reliable financial statements and to maintain accountability for earnings and assets.

(h)	Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any Material Adverse Change. Without limiting the generality of the foregoing, since that date and except as stated in §4(h) of the Disclosure Schedule HOST and its Subsidiaries have conducted their business in the Ordinary Course of Business and HOST or any of its Subsidiaries have not:

(i)	sold, leased, transferred, or assigned any material assets, tangible or intangible, outside the Ordinary Course of Business;

(ii)	entered into any material agreement, contract, lease, or license outside the Ordinary Course of Business;

(iii)	accelerated, terminated, made material modifications to, or canceled (or has notified the other party of its intention to do any of the foregoing) any material agreement, contract, lease, or license to which HOST or any of its Subsidiaries is a party or by which any of them is bound;

(iv)	imposed any Lien (other than a Permitted Encumbrance) upon any of its assets, tangible or intangible;

(v)	discharged or satisfied any Lien, or paid any obligation or Liability, other than Liens discharged or satisfied, and Liabilities paid, in the Ordinary Course of Business;

(vi)	made any capital expenditures in excess of $75,000.00 outside the Ordinary Course of Business;

(vii)	made any material capital investment in, or any loan or advance to, any other Person in excess of $75,000.00;

(viii)	created, incurred, assumed, or guaranteed more than $75,000.00 in aggregate indebtedness for borrowed money (other than indebtedness incurred under the Credit Agreements) and capitalized lease obligations;

(ix)	transferred, assigned, abandoned, permitted to lapse, granted any license or sublicense or otherwise disposed of any rights under or with respect to any Intellectual Property outside the Ordinary Course of Business;

(x)	made or authorized an amendment to the charter or bylaws of HOST or any of its Subsidiaries;

(xi)	issued, sold, or otherwise disposed of any notes, bonds or other debt securities of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

(xii)	declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

(xiii)	experienced any damage, destruction, or loss (whether or not covered by insurance) to its property in excess of $75,000.00;

(xiv)	made any loan to, or entered into any other transaction with, any of its directors, officers, and employees;

(xv)	entered into or terminated any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(xvi)	granted (a) any increase in the base compensation, bonus or other benefits of any of its current or former directors, officers, and employees or (b) any type of compensation or benefits to any of its current or former directors, officers or employees not previously receiving or entitled to receive such compensation or benefit, in each case outside of periodic pay increases in the Ordinary Course of Business;

(xvii)	adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, commitment or award for the benefit of any of its current or former directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

(xviii)	made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

(xix)	made any change in its cash management practices or policies or in any method of accounting or accounting policies, or made any write down in the value of its accounts receivable that is material or outside of the Ordinary Course of Business;

(xx)	made any material change in the policies with respect to the payment of accounts payable or accrued expenses or the collection of accounts receivable or other receivables, including any acceleration or deferral of the payment or collection thereof, as applicable;

(xxi)	delayed, postponed or canceled the payment of accounts payable or any other Liability other than in the Ordinary Course of Business;

(xxii)	taken any action or omitted to take any action which act or omission would reasonably be expected to have a Material Adverse Effect;

(xxiii)	entered into any new line of business, or incurred or committed to incur any capital expenditures, obligations or Liabilities in connection therewith other than in the Ordinary Course of Business;

(xxiv)	entered into any acquisition agreement or agreement to acquire by merger, consolidation or otherwise, or agreement to acquire a substantial portion of the assets of, or in any other manner, any business of any other Person;

(xxv)	cancelled or waived (i) any right material to the operation of its business or (ii) any debts or claims against any of its Affiliates;

(xxvi)	made or changed any election related to Taxes, adopted or changed any accounting method or changed any accounting period for Tax purposes, filed any amended Tax Return, entered into any closing agreement, settled any Tax claim or assessment relating to any of HOST or its Subsidiaries, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to any of HOST or its Subsidiaries, or taken any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of any of HOST or its Subsidiaries for any period ending after the Closing Date or decreasing any Tax attribute of any of HOST Companies or its Subsidiaries existing on the Closing Date; or

(xxvii)	committed to any of the foregoing.

(i)	Undisclosed Liabilities; Indebtedness

(i)	Except as set forth in §4(i)(i) of the Disclosure Schedule, neither HOST nor any of its Subsidiaries has any Liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes), except for (i) Liabilities set forth on the liabilities side of the Balance Sheet (rather than in any notes thereto) and (ii) Liabilities that have arisen after the Most Recent Fiscal Year End in the Ordinary Course of Business (none of which is a Liability resulting from breach of contract, breach of warranty, tort, infringement, claim, lawsuit, violation of law or environmental Liability or clean up obligation).

(ii)	Except as set forth on §4(i)(ii)(A) of the Disclosure Schedule attached hereto and except for Indebtedness reflected or reserved against in the Financial Statements or Indebtedness incurred in the Ordinary Course of Business after the Most Recent Fiscal Year End, neither HOST nor any of its Subsidiaries has any Indebtedness outstanding at the date hereof. Except as set forth on §4(i)(ii)(B) of the Disclosure Schedule, following the Closing, neither HOST nor any of its Subsidiaries will have any Indebtedness outstanding (other than Indebtedness that HOST or its Subsidiaries may incur following the Closing).

(j)	Legal Compliance; Permits.

(i)	Each of HOST and its Subsidiaries have complied with all applicable Laws (including the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1 et seq.), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been delivered to, filed or commenced against any of them alleging any failure so to comply, except where the failure to comply would not have a Material Adverse Effect.

(ii)	Except with respect to permits relating to Environmental, Health and Safety Requirements which are addressed in §4(x)(ii), HOST and its Subsidiaries hold all permits, licenses, certificates, accreditation and other authorizations of all Government Entities required for the conduct of its business and the ownership of its properties. No notices have been received by HOST or any of its Subsidiaries alleging the failure to hold any permit, license, certificate, accreditation or other authorization of any Government Entity. HOST and its Subsidiaries are in material compliance with all terms and conditions of all permits, licenses, accreditations and authorizations which it holds. Except as disclosed in §4(j)(ii) of the Disclosure Schedule attached hereto, all of such permits, licenses, accreditations and authorizations will be available for use by HOST and its Subsidiaries immediately after the Closing.

(k)	Tax Matters.

(i)	Except as set forth on §4(k)(i) of the Disclosure Schedule, each of HOST and its Subsidiaries (and any Affiliated Group of which it is or was a member) has filed all Tax Returns that it is or was required to file. All such Tax Returns were correct and complete in all material respects and were prepared in compliance with all applicable Laws and regulations. Except as set forth on §4(k)(i) of the Disclosure Schedule, all Taxes due and owing by HOST or any of its Subsidiaries (and any Affiliated Group of which HOST or any of its Subsidiaries is or was a member) (whether or not shown on any Tax Return) have been paid. Except as set forth on §4(k)(i) of the Disclosure Schedule, neither HOST nor any of its Subsidiaries (nor any Affiliated Group of which HOST or any of its Subsidiaries is or was a member) currently is the beneficiary of any extension of time within which to file any Tax Return. There are no Liens for Taxes upon any of the assets of HOST or any of its Subsidiaries.

(ii)	Except as set forth in §4(k)(ii) of the Disclosure Schedule, there is no dispute or claim concerning any Tax liability of HOST or any of its Subsidiaries in an amount greater than $75,000.00 (in the aggregate) claimed or raised by any authority. Except as set forth in §4(k)(ii) of the Disclosure Schedule or except as would not reasonably be expected to be material to HOST and its Subsidiaries, no claim has ever been made by an authority in a jurisdiction where HOST or any of its Subsidiaries does not file Tax Returns that HOST or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. No director or officer (or employee responsible for Tax matters) of Parent, Seller, HOST or any of its Subsidiaries expect any authority to assess any additional Taxes for any period for which Tax Returns have been filed. Except as set forth in §4(k)(ii) of the Disclosure Schedule, no foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to HOST or any of its Subsidiaries.

(iii)	Each of HOST and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(iv)	Neither HOST nor any of its Subsidiaries (nor any Affiliated Group of which HOST or any of its Subsidiaries is or was a member) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(v)	Neither HOST, any of its Subsidiaries, or any Affiliated Group of which HOST or any of its Subsidiaries is or was a member is a party to any agreement, contract, arrangement, or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code §280G (or any corresponding provision of state, local, or foreign Tax law), and no individual is entitled to receive any additional payment (e.g. a tax gross-up or other payment) from HOST, any of its Subsidiaries, or any other person in the event that the excise tax required by § 4999 of the Code is imposed on such individual. Neither HOST, any of its Subsidiaries or any Affiliated Group of which HOST or any of its Subsidiaries is or was a member is party to any agreement, contract, arrangement, or plan that has resulted or could result, separately or in the aggregate, in any amount that will not be fully deductible as a result of Code §162(m) (or any corresponding provision of state, local or foreign Tax law).

(vi)	The unpaid Taxes of HOST, its Subsidiaries and any Affiliated Group of which HOST or any of its Subsidiaries is or was a member (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet for the Most Recent Fiscal Month End and (B) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of HOST and its Subsidiaries in filing their Tax Returns. Since the Most Recent Fiscal Month End, neither HOST nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business, consistent with past custom and practice.

(vii)	Except as set forth in §4(k)(vii) of the Disclosure Schedule, neither HOST nor any of its Subsidiaries has any liability for Taxes of any other Person other than HOST and its Subsidiaries under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law).

(viii)	Neither HOST nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii). Each of HOST and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code §6662. Except as set forth in §4(k)(viii) of the Disclosure Schedule, neither HOST nor any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement.

(ix)	Except as set forth in §4(k)(ix) of the Disclosure Schedule, neither HOST nor any of its Subsidiaries will be required to include any item of income in, or to exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(A)	change in method of accounting for a taxable period ending on or prior to the Closing Date;

(B)	“closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

(C)	intercompany transaction or excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local or foreign income Tax law);

(D)	installment sale or open transaction disposition made on or prior to the Closing Date; or

(E)	prepaid amount received on or prior to the Closing Date.

(x)	Since December 31, 2000, neither HOST nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361.

(xi)	Neither HOST, any of its Subsidiaries or any Affiliated Group of which HOST or any of its Subsidiaries is or was a member has engaged in any “listed transaction,” or any reportable transaction entered into with a primary purpose of tax avoidance, as described in the Treasury Regulations promulgated under Code §6011 and Code §6012.

(xii)	Since December 31, 2003, neither HOST, any of its Subsidiaries or any Affiliated Group of which HOST or any of its Subsidiaries is or was a member is, or at any time has been, subject to (i) the dual consolidated loss provisions of Code §1503(d), (ii) the overall foreign loss provisions of Code §904(f) or (iii) the recharacterization provisions of Code §952(c)(2).

(xiii)	None of the assets of HOST, any of its Subsidiaries or any Affiliated Group of which HOST or any of its Subsidiaries is or was a member constitutes tax exempt bond financed property or tax exempt use property, within the meaning of Code §168. Neither HOST, any of its Subsidiaries or any Affiliated Group of which HOST or any of its Subsidiaries is or was a member is a party to any “long term contract” within the meaning of Code §460. Neither HOST, any of its Subsidiaries or any Affiliated Group of which HOST or any of its Subsidiaries is or was a member has participated in or cooperated with an international boycott within the meaning of Code §999. Neither HOST, any of its Subsidiaries or any Affiliated Group of which HOST or any of its Subsidiaries is or was a member has any “non-recaptured net Section 1231 losses” within the meaning of Code §1231(c)(2).

(xiv)	Since December 31, 2005 and except as set forth in §4(k)(xiv) of the Disclosure Schedule, neither HOST, any of its Subsidiaries or any Affiliated Group of which HOST or any of its Subsidiaries is or was a member have made or changed any election, changed an annual accounting period for Tax purposes, adopted or changed any accounting method for Tax purposes, filed any amended Tax Return, entered into any closing agreement, settled any Tax claim or assessment, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment or taken any other similar action relating to the filing of any Tax Return or the payment of any Tax.

(xv)	HOST and each of its Subsidiaries are members of an Affiliated Group, the common parent of which is Parent, for United States federal income tax purposes, and Parent is eligible to make a § 338(h)(10) election with respect to the transaction contemplated hereby.

(l)	Real Property.

(i)	§4(l)(i) of the Disclosure Schedule sets forth the address and description of each parcel of Owned Real Property. With respect to each parcel of Owned Real Property:

(A)	except as set forth in §4(l)(i)(A) of the Disclosure Schedule, HOST or one of its Subsidiaries has good and marketable fee simple title, free and clear of all Liens, except Permitted Encumbrances;

(B)	except as set forth in §4(l)(i)(B) of the Disclosure Schedule, neither HOST nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and

(C)	except as set forth in §4(l)(i)(C) of the Disclosure Schedule, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(ii)	§4(l)(ii) of the Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document). Seller has made available to Buyer a true and complete copy of each such Lease document, and in the case of any oral Lease, a written summary of the material terms of such Lease. Except as set forth in §4(l)(ii) of the Disclosure Schedule, with respect to each of the Leases:

(A)	such Lease is legal, valid, binding, enforceable and in full force and effect;

(B)	the transactions contemplated by this Agreement do not require the consent of any other party to such Lease (except for those Leases for which Lease Consents (as hereinafter defined) are obtained), will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

(C)	none of HOST’s or any of its Subsidiaries’ possession and quiet enjoyment of the Leased Real Property under such Lease has been disturbed and, to the Knowledge of Seller and the directors and officers of HOST and its Subsidiaries, there are no disputes with respect to such Lease;

(D)	to the Knowledge of Seller and the directors and officers of HOST and its Subsidiaries, neither HOST, nor any of its Subsidiaries nor any other party to the Lease is in breach of or default under such Lease, and, to the Knowledge of Seller and the directors and officers of HOST and its Subsidiaries, no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease;

(E)	no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach of or default under such Lease that has not been redeposited in full;

(F)	neither HOST nor any of its Subsidiaries owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to such Lease;

(G)	the other party to such Lease is not an affiliate of, and otherwise does not have any economic interest in, HOST or any of its Subsidiaries;

(H)	neither HOST nor any of its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof; and

(I)	neither HOST nor any of its Subsidiaries has collaterally assigned or granted any other Lien in such Lease or any interest therein.

(iii)	The Owned Real Property identified in §4(l)(i) of the Disclosure Schedule, and the Leased Real Property identified in §4(l)(ii) of the Disclosure Schedule (collectively, the “Real Property”) comprise all of the real property used or intended to be used in the business of HOST and its Subsidiaries; and neither HOST nor any of its Subsidiaries is a party to any agreement or option to purchase any real property or interest therein.

(iv)	All buildings, structures, fixtures, building systems and equipment, and all components thereof, included in the Real Property (the “Improvements”) are in good condition and repair and sufficient for the operation of the business of HOST and its Subsidiaries. There are no facts or conditions affecting any of the Improvements that would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the business of HOST and its Subsidiaries as currently conducted thereon.

(v)	Neither HOST nor any of its Subsidiaries has received written notice of any condemnation, expropriation or other proceeding in eminent domain affecting any parcel of Owned Real Property or any portion thereof or interest therein. There is no injunction, decree, order, writ or judgment outstanding, or any claim, litigation, administrative action or similar proceeding, pending or, to the Knowledge of Seller and the directors and officers of HOST and its Subsidiaries’, threatened, relating to the ownership, lease, use or occupancy of the Owned Real Property or any portion thereof, or the operation of the business of HOST and its Subsidiaries as currently conducted thereon.

(vi)	Except as set forth in §4(l)(vi) of the Disclosure Schedule, the Real Property is in material compliance with all applicable building, zoning, subdivision, health and safety and other land use Laws, including The Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Real Property (collectively, the “Real Property Laws”). Neither HOST nor any of its Subsidiaries has received any notice of violation of any Real Property Law and, to the Knowledge of Seller and the directors and officers of HOST and its Subsidiaries, there is no basis for the issuance of any such notice or the taking of any action for such violation.

(vii)	Each parcel of Real Property has direct access to a public street adjoining the Real Property or has access to a public street via insurable easements benefiting such parcel of Real Property, and such access is not dependent on any land or other real property interest that is not included in the Real Property. None of the Improvements or any portion thereof is dependent for its access, use or operation on any land, building, improvement or other real property interest that is not included in the Real Property.

(viii)	All water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services or systems for the Real Property have been installed and are operational and sufficient for the operation of the business of HOST and its Subsidiaries as currently conducted thereon.

(ix)	Except as set forth in §4(l)(ix) of the Disclosure Schedule, HOST’s and its Subsidiaries’ use or occupancy of the Real Property or any portion thereof and the operation of the business of HOST and its Subsidiaries as currently conducted thereon is not dependent on a “permitted non-conforming use” or “permitted non-conforming structure” or similar variance, exemption or approval from any governmental authority.

(x)	The current use and occupancy of the Owned Real Property and the operation of the business of HOST and its Subsidiaries as currently conducted thereon does not violate in any material respect any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting such Owned Real Property.

(xi)	None of the Real Property or any portion thereof is located in a flood hazard area (as defined by the Federal Emergency Management Agency).

(m)	Intellectual Property.

(i)	Except as set forth in §4(m)(i) of the Disclosure Schedule, neither HOST nor any of its Subsidiaries has interfered with, infringed upon, misappropriated, or violated, and the operation of the respective business of HOST and any of its Subsidiaries as currently conducted does not interfere with, infringe, misappropriate or violate, any Intellectual Property rights of third parties , and none of Seller or HOST or any of its Subsidiaries, or any of their respective directors and officers, have ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that HOST or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any third party). Except as set forth in §4(m)(i) of the Disclosure Schedule, to the Knowledge of any of Seller or HOST or any of its Subsidiaries, or any of their respective directors and officers, no third party has interfered with, infringed upon, misappropriated, or violated any HOST Intellectual Property. Except as set forth in §4(m)(i) of the Disclosure Schedule, the transactions contemplated by this Agreement shall not impair the right, title or interest of HOST or any of its Subsidiaries in or to the HOST Intellectual Property and the Systems, and all of HOST Intellectual Property and the Systems shall be owned or available for use by HOST or any of its Subsidiaries immediately after the Closing on terms and conditions identical to those under which HOST or any of its Subsidiaries owned or used the HOST Intellectual Property and Systems immediately prior to the Closing.

(ii)	§4(m)(ii) of the Disclosure Schedule sets forth a complete and accurate list of each patent or registration which has been issued to or made to HOST or any of its Subsidiaries with respect to any Intellectual Property, identifies each pending patent application or application for registration that HOST or any of its Subsidiaries has made with respect to any of its Intellectual Property, and identifies each license, sublicense, agreement, or other permission that HOST or any of its Subsidiaries has granted to any third party with respect to any HOST Intellectual Property (together with any exceptions). Seller has made available to Buyer correct and complete copies of all such patents, registrations, applications, licenses, sublicenses, agreements, and permissions (as amended to date). §4(m)(ii) of the Disclosure Schedule also sets forth a complete and accurate list of each trade name, material unregistered trademark, corporate name, Internet domain name, and computer software item (other than off-the-shelf software available on non-discriminatory terms with a replacement cost and/or annual license fee of less than $10,000) owned or used by HOST or any of its Subsidiaries in connection with its business. With respect to each item of HOST Intellectual Property, except as set forth in §4(m)(ii) of the Disclosure Schedule:

(A)	HOST and its Subsidiaries own and possess all right, title, and interest in and to, or have a valid license to use, the item, free and clear of any Lien, license, or other restriction;

(B)	the item is not subject to any outstanding injunction, judgment, order, decree, ruling, settlement or charge restricting the use thereof;

(C)	no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending, was made in the past six (6) years or, to the Knowledge of Seller or HOST or any of its Subsidiaries or any of their respective directors and officers, is threatened that challenges the legality, validity, enforceability, registrability, use, or ownership of the item;

(D)	neither HOST nor any of its Subsidiaries has ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item; and

(E)	the item is valid, subsisting and enforceable, and no loss or expiration of the item is threatened, pending, or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by Seller, HOST or its Subsidiaries, including a failure by Parent, Seller, HOST or its Subsidiaries to pay any required maintenance fees).

(iii)	§4(m)(iii) of the Disclosure Schedule sets forth each item of Intellectual Property that any third party owns and that HOST or any of its Subsidiaries uses pursuant to license, sublicense, agreement, or permission (other than off-the-shelf software available on non-discriminatory terms with a replacement cost and/or annual license fee of less than $10,000). Seller has made available to Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property set forth in §4(m)(iii) of the Disclosure Schedule or item of Intellectual Property that is subject to a license, sublicense, agreement, or other permission required to be identified in §4(m)(ii) of the Disclosure Schedule:

(A)	the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

(B)	to the Knowledge of Seller or HOST or any of its Subsidiaries, or any of their respective directors and officers, no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(C)	no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

(D)	except in the Ordinary Course of Business, neither HOST nor any of its Subsidiaries has granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission; and

(E)	no loss or expiration of the item is threatened, pending, or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by Seller, HOST or its Subsidiaries, including a failure by Seller, HOST or its Subsidiaries to pay any required maintenance fees).

(iv)

Each of HOST and its Subsidiaries has taken all actions commercially reasonable or necessary to protect, maintain and enforce the HOST Intellectual Property which is material to the operation of the business. HOST or any of its Subsidiaries owns all right, title and interest in and to such Intellectual Property created by any present or former employee, director or independent contractor in the course of his, her or its employment or other relationship with HOST or any of its Subsidiaries.

(v)	HOST and its Subsidiaries are each in material compliance with its and any other applicable privacy policies and with all applicable laws governing the collection, use, storage, disclosure, distribution and transfer from any place in the world to any other place in the world, electronically or otherwise, of any personal information. There has not been any notice to, complaint against, or audit, proceeding or investigation conducted or claim asserted with respect to HOST or any of its Subsidiaries by any Person (including any governmental authority) regarding the collection, use, storage or disclosure of personal information, and to the Knowledge of Seller and the directors and officers of HOST and its Subsidiaries, none has been threatened.

(vi)	To the Knowledge of the Seller or HOST or any of its Subsidiaries, or any of their respective directors and officers, the universities, associations and other Persons that license to HOST or any of its Subsidiaries Intellectual Property for the purpose of sublicensing or otherwise granting permissions with respect to such Intellectual Property by HOST or any of its Subsidiaries to other Persons, own all right, title and interest in and to all such Intellectual Property and have the right to grant all rights granted to HOST or any of its Subsidiaries.

(vii)	No software owned by HOST or any of its Subsidiaries (“HOST Software”) is subject to any copyleft or other obligation or condition (including any obligation or condition under any “open source” license) that could (A) require, or condition the use or distribution of, or access to, the HOST Software, on the disclosure, licensing, or distribution of any source code for any portion of the HOST Software or (B) otherwise impose any limitation, restriction, or condition on the right or ability of HOST or any of its Subsidiaries to use, license, sell or distribute any HOST Software. No source code for any HOST Software has been delivered, licensed, or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of HOST or any of its Subsidiaries. Neither HOST nor any of its Subsidiaries has any duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any HOST Software to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of HOST or any of its Subsidiaries.

(n)	Assets. The buildings, machinery, equipment, and other tangible assets that HOST and its Subsidiaries own and lease are free from material defects (patent and latent), have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which they are presently used.

(o)

Clients and Licensees. §4(o)(i) of the Disclosure Schedule attached hereto sets forth (by dollar volume) (i) a list of the sponsors, advertisers and licensees of HOST and its Subsidiaries that represent fifty percent (50%) of the annual revenues of HOST and its Subsidiaries for the fiscal year ended June 30, 2007, and (ii) a list of those parties (who are parties to any agreement with respect to a Collegiate Property or Association Property) which, in the aggregate, represent eighty-five percent (85%) of the annual payments made by HOST and its Subsidiaries for the fiscal year ended June 30, 2007, under rights or licensing agreements relating to its Collegiate Properties or association management agreements with respect to its Association Properties, and such lists are complete and accurate in all material respects. Since June 30, 2007, HOST has not received any written (or to the Knowledge of Seller, oral) notice from any client to the effect that any client will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, granting agency or license rights, including with respect to Intellectual Property rights, to HOST and its Subsidiaries (whether as a result of the consummation of the transactions contemplated hereby or otherwise). Except as set forth on §4(o)(ii) of the Disclosure Schedule, (i) HOST and its Subsidiaries have not received any written (or to the Knowledge of Seller, oral) notice from any of its licensees to the effect that such licensee will stop, or materially decrease the rate of licensing (including with respect to Intellectual Property rights) from Host and its Subsidiaries (whether as a result of the consummation of the transactions contemplated hereby or otherwise) by an amount in excess of $150,000.00, and (ii) to the Knowledge of Seller, HOST and its Subsidiaries have not received any written (or oral) notice from any of its licensees to the effect that such licensee will stop, or materially decrease the rate of licensing (including with respect to Intellectual Property rights) from HOST and its Subsidiaries (whether as a result of the consummation of the transactions contemplated hereby or otherwise) by an amount less than $150,000.00 per annum. All of the contracts, agreements and instruments with the parties set forth or required to be set forth on §4(o)(i) of the Disclosure Schedule attached hereto are valid, binding and enforceable in accordance with their respective terms.

(p)	Contracts. §4(p) of the Disclosure Schedule lists the following contracts and other agreements (whether written or oral) to which HOST or any of its Subsidiaries is a party:

(i)	any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $75,000.00 per annum;

(ii)	(A)	all rights or licensing agreements with, and all publishing agreements with, universities, athletic conferences and athletic associations (including NCAA Football USA, Inc.);

(B)	all association management agreements;

(C)	all Internet website development, management or hosting agreements;

(D)	with respect to each Collegiate Property, all television or radio flagship agreements and all national or regional television or radio distribution agreements;

(E)	with respect to each Association Property, all association sponsorship and association publishing agreements;

(F)	with respect to each Collegiate Property, all Internet distribution agreements;

(G)	with respect to each Collegiate Property and each Association Property, those sponsors and advertisers listed which have entered into sponsorship or adspace agreements with HOST or any of its Subsidiaries and which constitute the top ten (10) revenue generating sponsors or advertisers of HOST and its Subsidiaries for such Collegiate Property or Association Property for that portion of the fiscal year ending June 30, 2008 ending prior to the date of execution of this Agreement;

(H)	with respect to each Collegiate Property, all talent agreements which require HOST or any of its Subsidiaries to make payments of annual compensation in an amount greater than $50,000.00 per year;

(I)	with respect to each Collegiate Property, all endorsement agreements or other agreements granting any rights of publicity with any coach or athletic director or affiliate which agreement is not otherwise included in any sponsorship or adspace or related agreement;

(J)	except for the types of agreements otherwise described in §4(p)(ii)(A)-(I) above (determined without regard to any limitation on the scope of such agreements required to be listed on §4(p) of the Disclosure Schedule), any agreement (or group of related agreements) for the purchase or sale of materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services (A) the performance of which will extend over a period of more than 1 year, (B) is not terminable by HOST or its Subsidiaries upon 90 days’ or less notice without penalty, or (C) involves consideration in excess of $75,000.00 per annum;

(iii)	any agreement concerning a partnership or joint venture;

(iv)	any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any Indebtedness in excess of $75,000.00 or under which it has imposed a Lien (other than a Permitted Encumbrance) on any of its assets, tangible or intangible;

(v)	any material agreement concerning confidentiality or non-competition;

(vi)	any material agreement with any of Parent, Seller and their respective Affiliates (other than HOST and its Subsidiaries);

(vii)	any pension, phantom stock, profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

(viii)	any collective bargaining agreement or any other contract with any labor union;

(ix)	any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis (A) providing annual compensation in excess of $75,000.00 or providing material severance benefits, (B) providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated hereby, or (C) otherwise restricting its ability to terminate the employment of any employee at any time for any lawful reason or for no reason without penalty or Liability;

(x)	any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

(xi)	any agreement under which it has granted any Person any registration rights (including, without limitation, demand and piggyback registration rights);

(xii)	any settlement, conciliation or similar agreement, the performance of which will involve payment after the Closing Date of consideration in excess of $75,000.00;

(xiii)	any agreement under which HOST or any of its Subsidiaries has advanced or loaned any other Person amounts in the aggregate exceeding $75,000.00;

(xiv)	license, royalty, or other agreement with respect to Intellectual Property rights, other than licenses (x) obtaining any right to use any intellectual property of any university or other educational institution entered into the Ordinary Course of Business, (y) granting (on a non-exclusive basis) any rights to use any intellectual property of any university or other education institution entered into the Ordinary Course of Business, and (z) for commercially available, off the shelf software with a replacement cost and/or annual license fee of less than $10,000;

(xv)	contract that contains any provision pursuant to which HOST or any of its Subsidiaries is obligated to indemnify or make any indemnification payments to any Person other than contracts entered into in the Ordinary Course of Business;

(xvi)	agent, sales representative, sales or distribution agreement;

(xvii)	power of attorney or other similar agreement or grant of agency;

(xviii)	contract under which any of HOST or its Subsidiaries guarantees any sales or performance;

(xix)	any other agreement (or group of related agreements) the performance of which involves consideration in excess of $75,000.00 per annum.

The contracts, agreements and instruments set forth or required to be set forth on §4(p) of the Disclosure Schedule attached hereto are defined herein, collectively, as the “Material Contracts”. As of the Closing Date, Seller has made available to Buyer a correct and complete copy of each written Material Contract and a written summary setting forth the material terms and conditions of each oral Material Contract together with all amendments, waivers or other changes thereto (all of which amendments, waivers or other changes thereto are described on §4(p) of the Disclosure Schedule). With respect to each Material Contract: (A) such Material Contract is legal, valid, binding, enforceable, and in full force and effect; (B) neither HOST nor its Subsidiaries is in breach or default (C) to the knowledge of Seller and the directors and officers of HOST and its Subsidiaries, no third party is in material breach or default; and (D) no event has occurred that with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under such Material Contract; and (E) no party has repudiated any material provision of such Material Contract. There is no existing or, to the Knowledge of Seller, threatened breach or cancellation by the other parties to any Material Contract to which any of HOST or any of its Subsidiaries is a party. Except as set forth in §4(c) of the Disclosure Schedule, each Material Contract will continue to be in full force and effect on identical terms immediately following the Closing.

(q)	Notes and Accounts Receivable. All notes and accounts receivable of HOST and its Subsidiaries are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and, to the Knowledge of Seller, collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Balance Sheet (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of HOST and its Subsidiaries. §4(q)(i) of the Disclosure Schedule attached hereto contains a true, correct and complete list of all invoiced accounts receivable as of the date of the Balance Sheet, which list sets forth the aging of such invoiced accounts receivable. §4(q)(ii) of the Disclosure Schedule sets forth a list of all accrued accounts receivable as of the date of the Balance Sheet.

(r)	[Intentionally Omitted].

(s)	Insurance. §4(s) of the Disclosure Schedule sets forth the following information with respect to each material insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) with respect to which HOST or any of its Subsidiaries is a party, a named insured, or otherwise the beneficiary of coverage:

(i)	the name, address, and telephone number of the agent;

(ii)	the name of the insurer, the name of the policyholder, and the name of each covered insured;

(iii)	the policy number and the period of coverage;

(iv)	the scope (including an indication of whether the coverage is on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

(v)	a description of any retroactive premium adjustments or other material loss-sharing arrangements.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) neither HOST, nor any of its Subsidiaries, nor any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification, or acceleration, under the policy; and (C) no party to the policy has repudiated any material provision thereof. §4(s) of the Disclosure Schedule describes any material self-insurance arrangements affecting HOST or any of its Subsidiaries.

(t)	Litigation. §4(t) of the Disclosure Schedule sets forth each instance in which HOST or any of its Subsidiaries (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of Seller and the directors and officers of HOST and its Subsidiaries, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

(u)	Employees.

(i)	§4(u)(i) of the Disclosure Schedule sets forth a complete and accurate list of all the employees of HOST and its Subsidiaries as of the date hereof (the “Employees”), together with the following information for each such Employee: name, position held, and current salary.

(ii)	To the Knowledge of Seller and the directors and officers of HOST and its Subsidiaries, no executive, key employee, or significant group of employees plans to terminate employment with HOST or any of its Subsidiaries during the next 12 months. Neither HOST nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past 3 years. Neither HOST nor any of its Subsidiaries has committed any material unfair labor practice. Neither Seller nor any of the directors and officers of HOST and its Subsidiaries has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of HOST or any of its Subsidiaries. Within the past 3 years, neither HOST nor any of its Subsidiaries has implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retaining Notification Act of 1998, as amended, or any similar foreign, state, or local law, regulation, or ordinance (collectively, the “WARN Act”), and no such action will be implemented without advance notification to Buyer.

(v)	Employee Benefits.

(i)	§4(v)(i) of the Disclosure Schedule lists each Employee Benefit Plan that HOST or any of its Subsidiaries maintains or to which HOST or any of its Subsidiaries contributes or has any obligation to contribute or has any Liability or potential Liability. §4(v)(i) of the Disclosure Schedule also identifies each Employee Benefit Plan that is sponsored and maintained by HOST or to which HOST shall assume or have any liability on or following the Closing Date as an “Assumed Plan”. Neither HOST nor any of its Subsidiaries has scheduled or agreed (i) to establish any plan, program, policy or arrangement that would be considered to be an Employee Benefit Plan or (ii) to increase benefit levels (or to create new benefits) with respect to any Employee Benefit Plan.

(A)	Each Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and the terms of any applicable collective bargaining agreement and complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws, except where such failure would not result in Liability to Buyer or HOST.

(B)	All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan. The requirements of COBRA have been met in all material respects with respect to each such Employee Benefit Plan and each Employee Benefit Plan maintained by an ERISA Affiliate that is an Employee Welfare Benefit Plan subject to COBRA.

(C)	All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each such Employee Benefit Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of HOST and its Subsidiaries. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan. No Assumed Plan has any material unfunded liability not accurately reflected on the Balance Sheet.

(D)	Each such Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code §401(a) has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and Seller is not aware of any facts or circumstances that could adversely affect the qualified status of any such Employee Benefit Plan. Each such Employee Benefit Plan has been timely amended to comply with the provisions of recent legislation commonly referred to as “GUST” and “EGTRRA” and has been submitted to the IRS for a determination or opinion letter that takes the GUST amendments into account within the applicable remedial amendment period specified by Section 401(b) of the Code.

(E)	There have been no Prohibited Transactions with respect to any such Employee Benefit Plan or any Employee Benefit Plan maintained by an ERISA Affiliate. No Fiduciary has any liability for material breach of fiduciary duty or any other material failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. Except as set forth in §4(w)(i)(E) of the Disclosure Schedule, no action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of Seller and the directors and officers of HOST and its Subsidiaries, threatened.

(F)	Seller has delivered to Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent annual report (Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts, and other funding arrangements which implement each such Employee Benefit Plan.

(ii)	Neither HOST, nor any of its Subsidiaries, nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any Liability under or with respect to any Employee Pension Benefit Plan that is a “defined benefit plan” (as defined in ERISA §3(35)).

(iii)	Neither HOST, nor any of its Subsidiaries, nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any Liability (including withdrawal liability as defined in ERISA §4201) under or with respect to any Multiemployer Plan.

(iv)	Except as set forth on §4(v)(iv) of the Disclosure Schedule, neither HOST nor any of its Subsidiaries maintains, contributes to or has an obligation to contribute to, or has any Liability or potential Liability with respect to, any Employee Welfare Benefit Plan providing health or life insurance or other welfare-type benefits for current or future retired or terminated employees (or any spouse or other dependent thereof) of HOST or any of its Subsidiaries or of any other Person other than in accordance with COBRA.

(v)	Except as set forth on §4(v)(v) of the Disclosure Schedule, none of the Assumed Plans provides any separation, severance, termination or similar benefit or accelerate any vesting schedule or alter any benefit structure solely as a result of a change in control of ownership within the meaning of any Assumed Plan or §280G of the Code.

(vi)	Each deferred compensation arrangement subject to the provisions of Code §409A and with respect to which HOST or any of its Subsidiaries is a “service recipient” (within the meaning of Code §409A) is in compliance with the applicable provisions of Code §409A and neither HOST nor any of its Subsidiaries has been required to withhold any taxes due as a result of a failure to comply with Code §409A.

(w)	Guaranties. Neither HOST nor any of its Subsidiaries is a guarantor or otherwise is responsible for any liability or obligation (including indebtedness) of any other Person.

(x)	Environmental, Health, and Safety Matters.

(i)	Each of HOST, its Subsidiaries, and their respective predecessors and Affiliates have complied and are in compliance, in each case in all material respects, with all Environmental, Health, and Safety Requirements.

(ii)	Without limiting the generality of the foregoing, each of HOST, its Subsidiaries, and their respective Affiliates have obtained, have complied, and are in compliance with, in each case in all material respects, all material permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of their facilities and the operation of their business; and a list of all such material permits, licenses and other authorizations is set forth on §4(x) of the Disclosure Schedule.

(iii)	Neither HOST, nor any of its Subsidiaries, nor their respective Affiliates has received any written or oral notice, report or other information regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any material investigatory, remedial or corrective obligations, relating to any of them or their facilities arising under Environmental, Health, and Safety Requirements.

(iv)	Without limitation upon any other subsection hereof and to the Knowledge of Seller and the directors and officers of HOST and its Subsidiaries, except as set forth on §4(x) of the Disclosure Schedule, none of the following exists at any property or facility owned or operated by HOST or its Subsidiaries: (1) underground storage tanks, (2) asbestos-containing material in any friable and damaged form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

(v)	Neither HOST nor any of its Subsidiaries, nor any of their respective predecessors or Affiliates have treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, released or exposed any Person to any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) so as to give rise to any current or future material liabilities, including any material liability for fines, penalties, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorneys’ fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”) or the Solid Waste Disposal Act, as amended (“SWDA”) or any other Environmental, Health, and Safety Requirements.

(vi)	Neither this Agreement nor the consummation of the transactions that are the subject of this Agreement will result in any material obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental, Health, and Safety Requirements.

(vii)	Neither HOST nor any of its Subsidiaries, nor their respective predecessors or Affiliates has designed, manufactured, sold, marketed, installed, or distributed products or other items containing asbestos and none of such entities is or will become subject to any Liabilities arising from, relating to, or based on exposure of any Person to asbestos or asbestos-containing materials.

(viii)	Seller, HOST, and its Subsidiaries have made available to Buyer all environmental audits, reports and other material environmental documents relating to HOST’s, its Subsidiaries’, or their respective predecessors’ or Affiliates’ past or current properties, facilities, or operations that are in their possession or under their reasonable control.

(y)	Business Continuity. None of the computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, and/or software systems and any other networks or systems and related services that are used by or relied on by HOST and/or its Subsidiaries in the conduct of their business (collectively, the “Systems”) have experienced bugs, failures, breakdowns, or continued substandard performance in the past twelve (12) months that has caused any substantial disruption or interruption in or to the use of any such Systems by HOST or its Subsidiaries. HOST and each of its Subsidiaries take commercially reasonable steps to safeguard and maintain the Systems and to prevent and guard against any unauthorized access or use thereto. The Systems are sufficient for the immediate and anticipated future needs of HOST and its Subsidiaries (including as to capacity and ability to process current and anticipated peak volumes in a timely manner).

(z)	Certain Business Relationships With HOST and Its Subsidiaries. Except as set forth on §4(z) of the Disclosure Schedule attached hereto, none of Parent, Seller, HOST, or their respective Affiliates, directors, officers, employees and shareholders, any individual related by blood, marriage or and or adoption to any such individual, or any entity in which any such Person or individuals owns any beneficial interest has been involved in any material business arrangement or relationship with HOST or any of its Subsidiaries within the past 12 months, and none of Parent, Seller, HOST or their respective Affiliates, directors, officers, employees and shareholders, any individual related by blood, marriage or and or adoption to any such individual, or any entity in which any such Person or individuals owns any beneficial interest, owns any material asset, tangible or intangible, that is used in the business of HOST or any of its Subsidiaries.

(aa)	Bank Accounts. §4(aa) of the Disclosure Schedule attached hereto contains an accurate and complete list of each bank, checking, money market, investment or similar account, excluding individual store deposit accounts (each, a “HOST Account”), owned by or used for the business and operations of HOST or any of its Subsidiaries and each individual authorized to have access to and make transactions under each HOST Account.

(bb)	Parent SEC Filings. Parent has timely filed or furnished all forms, reports and other documents required to be filed by it under the Securities Act or the Securities Exchange Act, as the case may be, since January 1, 2005 (collectively, the “Parent SEC Filings”). With respect to the business of HOST and its Subsidiaries, each Parent SEC Filing (i) as of its date, complied in all material respects with the applicable requirements of the Securities Act or the Securities Exchange Act, as the case may be, and (ii) did not, at the time it was filed (or, if amended, at the time of such amendment), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Company Subsidiary is subject to the periodic reporting requirements of the Securities Exchange Act. Parent has made available to Buyer correct and complete copies of all material correspondence between the SEC, on the one hand, and Parent and any of its Subsidiaries, on the other hand, occurring since January 1, 2005 and prior to the date hereof. None of the Parent SEC Filings is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(cc)	Solvency of Parent. After giving effect to Stock Purchase and the transactions contemplated hereby, including the payment of the Final Purchase Price, any other repayment or refinancing of existing Indebtedness of Parent, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby, and payment of all related fees and expenses, Parent will be Solvent.

§5.	Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

(a)	General. Each of the Parties will use his, her, or its reasonable efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in §7 below).

(b)	Notices and Consents.

(i)	Parent and Seller will cause each of HOST and its Subsidiaries to give any notices to third parties, and will cause each of HOST and its Subsidiaries to use their commercially reasonable efforts to obtain (i) any third-party consents referred to in §4(c) above, (ii) the Lease Consents, and (iii) the Lenders’ Consent, and (except for any filing fees required to be paid in connection with any notice or filing required under the Hart-Scott-Rodino Act, which cost shall be equally divided between the Buyer and Seller) Seller shall be responsible for the cost of obtaining such consents. Each of the Parties will (and Seller will cause each of HOST and its Subsidiaries to) give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in §3(a)(ii), §3(b)(ii), and §4(c) above. Without limiting the generality of the foregoing, each of the Parties will file (and Seller will cause each of HOST and its Subsidiaries to file) any Notification and Report Forms and related material that he, she, or it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, will use its commercially reasonable efforts to obtain (and Seller will cause each of HOST and its Subsidiaries to use their commercially reasonable efforts to obtain) a waiver of the applicable waiting period, and will make (and Seller will cause each of HOST and its Subsidiaries to make) any further filings pursuant thereto that may be necessary in connection therewith. Each Party agrees to bear its own costs and expenses in connection with any notice or filing required under the Hart-Scott-Rodino Act and the applicable filing fee under the Hart-Scott-Rodino Act shall be equally divided between, and paid by, the Buyer and Seller. Subject to the terms and conditions provided in this Agreement, each of the Parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, and to cooperate with each of the other Parties in connection with the foregoing, including to furnish to each other such information and assistance and to consult with respect to the terms of any registration, filing, application or undertaking as may be reasonably requested in connection with the filings described in the foregoing sentence.

(ii)	Parent or Seller shall advise Buyer promptly in writing with respect to (i) any third-party consents referred to in §4(c) above and (ii) the Lease Consents, that Parent or Seller knows or has reason to believe will not be obtained prior to Closing. Without in any way limiting the foregoing or waiving any condition to Buyer’s obligations to consummate the transactions contemplated by this Agreement, if any such third-party consent referred to in §4(c) or Lease Consent is not obtained and the Closing is consummated, after the Closing, Parent and Seller shall continue to use their reasonable best efforts to obtain such third-party consent referred to in §4(c) or Lease Consent, and shall cooperate with Buyer in any reasonable arrangement designed to provide Buyer with the rights and benefits (subject to the obligations) under the applicable contract or lease.

(c)	Operation of Business. Neither Parent nor Seller will cause or permit HOST or any of its Subsidiaries to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, neither Parent nor Seller will cause or permit HOST or any of its Subsidiaries to:

(i)	except as expressly set forth herein, declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock;

(ii)	otherwise engage in any practice, take any action, or enter into any transaction of the sort described in §4(h) above;

(iii)	acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof; or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of HOST or any of its Subsidiaries;

(iv)	cancel or terminate any of insurance policies or permit any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under such canceled, terminated or lapsed insurance policies are in full force and effect;

(v)	license, transfer, assign, abandon, fail to maintain or otherwise dispose of any Intellectual Property rights, other than non-exclusive licenses granted in the Ordinary Course of Business; or take any action (or fail to take any action) that would reasonably be likely to result in the loss, lapse, abandonment, invalidity or unenforceability of any of its Intellectual Property rights;

(vi)	fail to maintain the material assets of HOST or any of its Subsidiaries in their current conditions, except for ordinary wear and tear;

(vii)	fail to file (or cause to be filed), on or prior to the due date thereof, all Tax Returns required to be filed for all Tax periods ending on or before the Closing Date;

(viii)	enter into any lease of personal or real property or any renewals or amendments thereof involving a rental obligation exceeding $75,000.00 per annum in the aggregate;

(ix)	make any new commitment or increase any previous commitment for capital expenditures;

(x)	enter into any contract which would have been required to be set forth on the Disclosure Schedule hereto if in effect on the date hereof, amend any Material Contract, waive or permit the loss of any right of substantial value, cancel any debt, or voluntarily suffer any extraordinary loss;

(xi)	engage in any plant closing or employee layoff activities that would implicate the WARN Act or any similar state or local plant closing or mass layoff statute, rule or regulation;

(xii)	take any action that would be expected to result in a need for Stockholder Approval;

(xiii)	take any action or omit to take any action which act or omission would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(xiv)	make or change any election related to Taxes, change an annual accounting period, adopt or change any accounting method, adopt or change any accounting period for Tax purposes, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to HOST or any of its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to HOST or any of its Subsidiaries, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax; if such election, adoption change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of Buyer or HOST or any of its Subsidiaries for any period after the Closing Date or decreasing any Tax attribute of Buyer or HOST or any of its Subsidiaries for any period after the Closing Date; or

(xv)	enter into any contract or arrangement with respect to any of the foregoing.

(d)	Preservation of Business. Parent and Seller will cause each of HOST and its Subsidiaries to keep their business and properties substantially intact, including their present operations, physical facilities, working conditions, insurance policies, and relationships with lessors, licensors, licensees, sponsors, associations, suppliers, customers, and employees.

(e)	Full Access. Parent and Seller will permit, and Parent and Seller will cause each of HOST and its Subsidiaries to permit, representatives of Buyer (including legal counsel and accountants) to have full access at all reasonable times to all the Real Property, properties, personnel, books, records (including Tax and accounting records), contracts, and documents of or pertaining to each of HOST and its Subsidiaries; provided, that Buyer agrees to use commercially reasonable efforts to limit the interference with the normal business operations of HOST and its Subsidiaries. Prior to Closing, Buyer will treat and hold as such any Confidential Information it receives from any of Seller, HOST, and its Subsidiaries in the course of the reviews contemplated by this §5(e), will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to Seller, HOST, and its Subsidiaries all tangible embodiments (and all copies) of the Confidential Information which are in its possession. Except as otherwise stated herein, the investigation contemplated by this §5(e) shall not affect or otherwise diminish or obviate in any respect, or affect the Buyer’s right to rely upon, any of the representations, warranties or covenants contained in this Agreement or the indemnification rights of the Buyer Indemnified Parties contained in this Agreement.

(f)	Notice of Developments. Each Party hereto agrees to promptly notify the other Party, in writing, of the development or discovery of any fact or circumstance which that Party believes would cause or constitute a breach of any representation or warranty set forth in this Agreement. For purposes of determining the accuracy of the representations and warranties of Parent and Seller contained in §3(a) and §4, and for purposes of determining satisfaction of the conditions set forth in §7(a)(i), the Disclosure Schedules delivered by Parent and Seller shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto; provided, however, in the event Buyer shall close the transaction contemplated hereby, Buyer will be deemed to have waived any and all breaches of representations, warranties and covenants of this Agreement expressly disclosed pursuant to the supplements or amendments to the Disclosure Schedule provided under this §5(f) including, without limitation, for purposes of indemnification pursuant to §8.

(g)	Exclusivity.

(i)	Parent and HOST will not, and will not permit any of their directors, officers, employees, agents, affiliates, financing sources, accountants, counsel, financial or professional advisers (collectively, the “Representatives”) to, directly or indirectly: (i) solicit or encourage the initiation or submission of any expression of interest, inquiry, proposal or offer from any person (other than Buyer) relating to or in connection with a Potential Transaction or any transaction inconsistent with, or that would frustrate or render it materially more difficult to consummate, a Potential Transaction; or (ii) enter into or participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any person (other than Buyer) relating to or in connection with a Potential Transaction or any transaction inconsistent with, or that would frustrate or render it materially more difficult to consummate, a Potential Transaction;

(ii)	if Parent or HOST receives, or Parent or HOST learns that any of its Representatives has received, any communication (whether written, oral or otherwise) from any person or entity other than Buyer or its Affiliates that constitutes or could reasonably lead to an indication of interest, an offer or a proposal regarding a Potential Transaction, Parent or HOST shall promptly, and in any event within 24 hours of receipt of (or learning of) such communication, inform Buyer of the communication, including the identity of the party from whom the communication is received and all material terms of the communication, and shall thereafter keep Buyer promptly informed regarding any further communications between Parent, HOST and its Representatives, on the one hand, and the party from whom the communication was received, on the other hand.

(h)	Maintenance of Real Property. Parent and Seller will cause each of HOST and of its Subsidiaries to maintain the Real Property, including all of the Improvements in substantially the same condition as existed on the date of this Agreement, ordinary wear and tear excepted, and shall not demolish or remove any of the existing Improvements, or erect new improvements on the Real Property or any portion thereof, without the prior written consent of Buyer.

(i)	Leases. Neither Parent nor Seller will cause or permit any Lease to be amended, modified, extended, renewed or terminated, nor shall HOST or its Subsidiaries enter into any new lease, sublease, license or other agreement for the use or occupancy of any Real Property requiring rental and other payments in excess of $75,000.00 annually as averaged over the term thereof, without the prior written consent of Buyer.

(j)	Title Insurance and Surveys. Seller shall use its commercially reasonable efforts to assist Buyer in obtaining the Title Commitments, Title Policies and Surveys in form and substance as set forth in §7(a) of this Agreement, within the time periods set forth therein, including, without limitation, removing from title any liens or encumbrances which are not Permitted Encumbrances. Seller and the Company shall provide the Title Company with any affidavit, indemnity or other assurances requested by the Title Company to issue the Title Policies.

(k)	Stockholder Suit.

(i)	Notice of Stockholder Suit. Parent and Seller agree to notify Buyer in writing promptly after receiving written notice of any Stockholder Suit (the “Notice of Stockholder Suit”). Parent shall not enter into any settlement of such claim without the prior written consent of Buyer (except if pursuant to such settlement solely monetary damages are awarded and such monetary damages are paid or satisfied in full by Parent and/or Seller).

(ii)	Cooperation. Subject to the terms and conditions provided in this Agreement, Buyer agrees to use commercially reasonable efforts to cooperate with Parent, Seller and their respective counsel in the contest or defense against any Stockholder Suit, including making available its personnel, and providing such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of Parent or Seller; provided, that nothing shall require Buyer to provide documents subject to attorney-client privilege.

(iii)	Expenses. Parent and Seller shall bear all costs and expenses (including legal fees and expenses) incurred by Parent, Seller, Buyer, HOST, any of HOST’s Subsidiaries, or any of their respective Affiliates, in connection with any Stockholder Suit. For the avoidance of doubt, none of Buyer, HOST or its Subsidiaries shall be responsible for any costs and expenses (including legal fees and expenses) incurred in connection with any Stockholder Suit.

(iv)	Stockholder Approval. If a Stockholder Suit is filed, the Parties agree that:

(A)	upon written request thereof by Buyer, either instead of contesting and defending such Stockholder Suit or simultaneously with the contest and defense of such Stockholder Suit, Parent shall attempt use its commercially reasonable efforts to obtain Stockholder Approval (the “Buyer Election”); and

(B)	upon the written notice by Parent to Buyer, Parent may elect to obtain Stockholder Approval (the “Parent Election”). In the event the Parent makes a Parent Election, Buyer shall have the right (within ten (10) days after receipt of Parent’s notice of the Parent Election) to terminate this Agreement pursuant to §10(a)(ii)(B).

(l)	Updated Financial Information. Within thirty (30) days of the end of each month, Parent and/or Seller shall deliver to the Buyer a true, correct and complete copy of the unaudited balance sheets of HOST and its Subsidiaries for such month, and the related unaudited consolidating statements of income of HOST and its Subsidiaries, in each case prepared in accordance with GAAP using principles consistent with the Financial Statements.

(m)	Parent Guaranties. Buyer shall use commercially reasonable efforts to cooperate with Parent and Seller to obtain releases from the Parent Guaranties.

(n)	Termination of Affiliate Transactions. HOST and its Subsidiaries shall, and Parent and Seller shall cause HOST and its Subsidiaries to, take such action as may be necessary to cause the contracts related to the affiliate transactions listed on §4(z) of the Disclosure Schedule, other than those set forth on §5(n) of the Disclosure Schedule, to be terminated in full and of no further force or effect as of the Closing.

§6.	Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing:

(a)	General. In case at any time after the Closing any further actions are necessary to carry out the purposes of this Agreement, each of the Parties will take such further actions (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under §8 below). Each of Parent and Seller acknowledges and agrees that from and after the Closing Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to HOST and its Subsidiaries.

(b)	Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand with third parties in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving HOST or any of its Subsidiaries, each of the other Parties will cooperate with it and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party; provided, that nothing shall require any Party to provide documents subject to attorney-client privilege.

(c)	Transition. Neither Parent nor Seller shall take or cause to be taken any action that is intended to have the effect of discouraging , or would be reasonably anticipated to have the effect of discouraging, any lessor, licensor, licensee, customer, supplier, sponsor, association or other business associate of HOST or any of its Subsidiaries from maintaining the same business relationships with HOST and its Subsidiaries after the Closing as it maintained with HOST and its Subsidiaries prior to the Closing. Parent and Seller agree that after the Closing Date they shall refer all customer inquiries with respect to the business of HOST and its Subsidiaries to Buyer and HOST, as applicable.

(d)	Confidentiality. Parent and Seller will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information that are in its possession. In the event that Parent or Seller is requested or required pursuant to oral or written question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process to disclose any Confidential Information, such Party will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this §6(d). If, in the absence of a protective order or the receipt of a waiver hereunder, Parent or Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Party may disclose the Confidential Information to the tribunal; provided, however, that such Party shall use its reasonable efforts to obtain, at the reasonable request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate.

(e)	Covenant Not to Compete and Not to Solicit.

(i)	Covenant Not to Compete. In furtherance of the consideration being paid by Buyer to Seller for the HOST Shares, for a period of five (5) years from and after the Closing Date (the “Non Compete Period”), Parent and Seller will not directly or indirectly anywhere in North America (i) own any interest in, manage, control, participate in (whether as an officer, director, employee, partner, agent, representative, or otherwise), consult, render services, organize, plan to organize, or in any manner engage, or make preparation to engage or otherwise become associated with an enterprise which is substantially the same as, or competitive in any material respect with, the Business (a “Competing Business”) or (ii) for the purpose of conducting or engaging in a Competing Business, call upon, solicit, advise or otherwise do, or attempt to do, business with any clients, licensees, suppliers, customers or accounts of any of HOST or its Subsidiaries.

(ii)	Covenant Not to Solicit. In furtherance of the consideration being paid by Buyer to Seller for the HOST Shares, for a period of five (5) years from and after the Closing Date (the “Non Solicit Period”), neither Parent nor Seller shall directly or indirectly (i) induce or attempt to induce any officer, employee, independent contractor, representative or agent of any of HOST or its Subsidiaries (an “Employee”) to leave the employ of HOST or any of its Subsidiaries, (ii) hire any person who was an Employee on the Closing Date, except such persons whose employment with HOST or any of its Subsidiaries was (A) involuntarily terminated (constructively or otherwise) following the Closing, or (B) terminated at least one year prior to date of hiring, (iii) make any statement or do any act intended to cause existing or potential clients or licensees of HOST or any of its Subsidiaries to make use of the services or purchase the products of any Competing Business, or (iii) in any other way interfere with the relationship between any of HOST or any of its Subsidiaries and any Employee.

(iii)

Each of Parent and Seller acknowledges and agrees that: (A) the Business has been and shall be conducted nationally and internationally (including the production, promotion, distribution, marketing, and sale of products); (B) purchases and sales by HOST and its Subsidiaries are made and shall continue to be made in jurisdictions foreign to HOST’s and its Subsidiaries’ state of formation, incorporation or organization, as applicable; (C) as applicable, such Parents’ and Seller’s (1) knowledge of HOST’s and its Subsidiaries’ operations, (2) rendering of services in the Business as an employee of any HOST and its Subsidiaries, (3) financial resources, (4) knowledge of the Business, and/or (5) customer contacts in the Business would permit Parent or Seller, but for the confidential information covenants and restrictions in §6(d) and the non-compete and non-solicitation covenants and restrictions in this §6(e), to immediately compete with and take away substantially all of the value attributable by Buyer to the HOST Shares; and (D) the geographical restrictions and the length of the non-compete and non-solicitation periods are reasonable and narrowly drawn to impose no greater restraint than is necessary to protect the goodwill of any of HOST and its Subsidiaries. Each of the Buyer and Seller intends that the covenants of §6(e)(i) and §6(e)(ii) shall be deemed to be a series of separate covenants, one for each county or province of each and every state, territory or jurisdiction of each country within any geographical area in which HOST or any of its Subsidiaries engages or plans to engage in the Business, and one for each month of the time periods covered by such covenants.

(iv)	If, at the time of enforcement of §6(e)(i) and §6(e)(ii), a court shall hold that the duration or scope stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum duration or scope under such circumstances shall be substituted for the stated duration or scope and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period and scope permitted by law.

(v)	Each of Parent and Seller recognizes and affirms that in the event of its breach of any provision of §6(e)(i) and §6(e)(ii), money damages would be inadequate and none of HOST, its Subsidiaries or Buyer would have adequate remedy at law. If Parent or Seller breaches or threatens to commit a breach of any of the restrictive covenants set forth in this §6(e), then any of the HOST, its Subsidiaries or Buyer shall have the following rights and remedies against Parent or Seller, as applicable, each of which shall be independent of the others and severally enforceable, and each of the following rights and remedies is in addition to, and not in lieu of, any other rights and remedies otherwise available to any of them at Law or in equity for Parent or Seller’s actions, the right and remedy to have the restrictive covenants in this HOST, its Subsidiaries or Buyer specifically enforced against Parent or Seller, including temporary restraining orders and injunctions by any court of competent jurisdiction, it being agreed by Parent and Seller that any breach or threatened breach by Parent of Seller of this HOST, its Subsidiaries or Buyer would cause irreparable injury to HOST, its Subsidiaries and Buyer and that money damages would not provide an adequate remedy to HOST, its Subsidiaries or Buyer. In addition, in the event of a breach or violation of §6(e)(i) and §6(e)(ii), the Non Solicitation Period or the Non Compete Period, respectively, shall be tolled until such breach or violation has been duly cured.

(vi)	Parent and Seller shall be severally responsible, and not jointly, for only its breach of this §6(e) to the extent applicable to Parent or Seller and shall not be responsible or liable for the breach of this covenant by any other Person.

(f)	Employee Matters

(i)	Employment. Each employee who is employed by HOST or its Subsidiaries on the Closing Date shall continue to be employed by HOST or its Subsidiaries, as applicable, on and after the Closing Date (the “Transferred Employees”); provided, however, that nothing in this §6(f)(i) or any other provision of this Agreement shall be construed to modify, amend, or establish any benefit plan, program or arrangement or in any way affect the ability of the parties hereto or any other Person to modify, amend or terminate any of its benefit plans, programs or arrangements. This §6(f) is not intended to, and shall not be construed to, confer upon any Person other than the parties to this Agreement any rights or remedies hereunder, including, without limitation any right of continued employment after the Closing Date.

(ii)	Service Credit. All past service of the Transferred Employees with HOST and/or its Subsidiaries (or any of their predecessors) shall be taken into account for purposes of eligibility and vesting under the benefit plans provided by HOST or the Buyer for the Transferred Employee.

(iii)	Welfare Plans. The Buyer shall take all action necessary and appropriate to ensure that, as soon as practicable after the Closing Date, the Buyer maintains or adopts (or causes HOST or its Subsidiaries to maintain or adopt), one or more employee welfare benefit plans as it determines in its sole discretion for the benefit of the Transferred Employees (the “Buyer Welfare Plans”). Buyer shall or shall cause to be taken any reasonable actions necessary to ensure that any restrictions on coverage for preexisting conditions or requirements for evidence of insurability under the Buyer Welfare Plan shall be waived for the Transferred Employees to the same extent such preexisting condition or evidence of insurability requirement has been met under the corresponding welfare benefit plans maintained by Parent on the Closing Date (the “Parent Welfare Plans”), and the Transferred Employees shall receive credit under the Buyer Welfare Plan for co-payments and payments under a deductible limit made by them and for out-of-pocket maximums applicable to them during the plan year of the Parent Welfare Plans in accordance with the corresponding Parent Welfare Plan. Seller and Buyer hereby agree that any Transferred Employee who (i) as of the Closing Date is receiving or entitled to receive short-term disability benefits and who subsequently becomes eligible to receive long-term disability benefits, or (ii) as of the Closing Date is receiving or entitled to receive long-term disability benefits, shall become eligible or continue to be eligible, as applicable, to receive long-term disability benefits under a Parent Welfare Plan that is a long-term disability plan unless and until such employee is no longer disabled.

(iv)

401(k) Plans. Effective as of the Closing Date, each Transferred Employee who is a participant in the Triple Crown Media, Inc. 401(k) Profit Sharing Savings Plan (the “Parent 401(k) Plan”) shall become fully vested in their accounts under the Parent 401(k) Plan and shall cease to be eligible for any future contributions to the Parent 401(k) Plan except with respect to compensation earned prior to the Closing and as provided in the Parent 401(k) Plan, and the Transferred Employees shall be entitled to a distribution of their account balances under the Parent 401(k) Plan in accordance with such plan and as permitted by the Code. Transferred Employees who receive an eligible rollover distribution (within the meaning of Code §402(c)(4), including a direct transfer of an eligible rollover distribution within the meaning of Code §401(a)(31)) from the Parent 401(k)

Plan shall, subject to the provisions of Code §402, be permitted to make a rollover contribution, including a rollover of any loans outstanding under the Parent 401(k) Plan, to a plan that is intended to meet the requirements of Code §401(k) maintained by the Buyer or, if applicable HOST. Effective as soon as practical after the Closing, Buyer shall take any actions necessary to provide for the participation of eligible Transferred Employees on and after Closing in a defined contribution plan, the terms of such plan to be determined by Buyer in its sole discretion.

(h)	Employee Benefit Plans. Except as specifically set forth in this Agreement, Seller shall indemnify and hold harmless Buyer, HOST and any of their Affiliates from and against any claim or liability arising under any Employee Benefit Plan that is not an Assumed Plan.

(i)	Further Assurances. Following the Closing, Seller shall execute and deliver such further instruments of conveyance and transfer and take such additional action as Buyer may reasonably request to effect, consummate, confirm or evidence the transactions contemplated by this Agreement, including the transfer to Buyer of the HOST Shares and the conduct by HOST and its Subsidiaries of the Business (including with respect to obtaining and maintaining all licenses, permits, authorizations, accreditations and consents necessary or desirable in connection therewith), and Seller shall execute such documents as may be necessary to assist Buyer in preserving or perfecting its rights in the HOST Shares and its ability to conduct the business of HOST and its Subsidiaries. Parent and Seller agree to use reasonable best efforts to transfer HOST’s benefits and obligations under the New York Leases to Parent as soon as possible following the Closing.

§7.	Conditions to Obligation to Close.

(a)	Conditions to Buyer’s Obligation. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i)	the representations and warranties set forth in §3(a) and §4 above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date;

(ii)	Parent and Seller shall have performed and complied with all of their covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case Seller shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;

(iii)	HOST and its Subsidiaries shall have procured all of the third-party consents specified in §4(c) above;

(iv)	HOST and its Subsidiaries shall have procured all of the Lease Consents;

(v)	no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) adversely affect the right of Buyer to own HOST Shares and to control HOST and its Subsidiaries, or (D) materially and adversely affect the right of HOST or any of its Subsidiaries to own its assets and to operate its business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(vi)	Seller shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in §7(a)(i)-(v) is satisfied in all respects;

(vii)	all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Parties, HOST, and its Subsidiaries shall have received all other material authorizations, consents, and approvals of governments and governmental agencies referred to in §3(a)(ii), §3(b)(ii), and §4(c) above;

(viii)	Buyer shall have received the resignations, effective as of the Closing, of each director of HOST and its Subsidiaries;

(ix)	all actions to be taken by Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer;

(x)	HOST and its Subsidiaries shall have used reasonable efforts to have obtained and delivered to Buyer an estoppel certificate with respect to each Lease, listed on §7(a)(ix) of the Disclosure Schedule (the “Lease Consents”), for which a Lease Consent is required, dated no more than 30 days prior to the Closing Date, from the other party to such Lease, in form and substance satisfactory to Buyer.

(xi)	no damage or destruction or other change has occurred with respect to any of the Real Property or any portion thereof that, individually or in the aggregate, would materially impair the use or occupancy of the Real Property or the operation of the business of HOST and its Subsidiaries;

(xii)	Seller shall have delivered to Buyer copies of the certificate of incorporation of Seller, HOST, and HOST Subsidiary certified on or soon before the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of each such Person’s incorporation;

(xiii)	Seller shall have delivered to Buyer copies of the certificate of good standing of Seller, HOST, and HOST Subsidiary issued on or soon before the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of each such Person’s organization and of each jurisdiction in which each such Person is qualified to do business;

(xiv)	Seller shall have delivered to Buyer a certificate of the secretary or an assistant secretary of Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to: (i) no amendments to the certificate of incorporation of Seller since the date specified in clause (xv) above; (ii) the bylaws of Seller; (iii) the resolutions of the board of directors (or a duly authorized committee thereof) of Seller authorizing the execution, delivery, and performance of this Agreement and the transactions contemplated hereby; and (iv) incumbency and signatures of the officers of Seller executing this Agreement or any other agreement contemplated by this Agreement;

(xv)	Seller shall have delivered to Buyer a certificate of the secretary or an assistant secretary of each HOST and HOST Subsidiary, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to: (i) no amendments to the certificate of incorporation of such Person since the date specified in clause (xv) above; (ii) the bylaws of such Person; and (iii) any resolutions of the board of directors (or a duly authorized committee thereof) of such Person relating to this Agreement and the transactions contemplated hereby;

(xvi)	Seller and Parent shall have delivered to Buyer a copy of an Internal Revenue Service Form 8023 (and a copy of any equivalent forms required under state or local tax law) with respect to the sale of the stock of HOST hereunder, properly completed and duly executed by an authorized representative of Parent;

(xvii)	Seller shall have delivered to Buyer (a) a properly completed and duly executed IRS Form W-9, and (b) a certificate, signed under penalty of perjury, dated as of the Closing Date and in form and substance as required under the Treasury Regulations promulgated under Code §1445, stating that Seller is not a “foreign person” within the meaning of Code §1445 and the Treasury Regulations thereunder, so that Buyer is exempt from withholding any portion of the Final Purchase Price;

(xviii)	Thomas J. Stultz shall have entered into an employment and equity agreement with Buyer on terms reasonably satisfactory to Buyer, and such agreements shall be in full force and effect as of the Closing;

(xix)	Since June 30, 2007, there shall have not occurred any fact, event or circumstance which has, could have or is reasonably expected to have, a Material Adverse Effect;

(xx)	Seller, Parent, Buyer and the Escrow Agent will have executed and delivered an escrow agreement (the “Indemnification Escrow Agreement”), substantially in the form attached hereto as Exhibit B, and such agreement shall be in full force and effect;

(xxi)	Seller, Parent, Buyer and the Escrow Agent will have executed and delivered an escrow agreement (the “Adjustment Escrow Agreement”), substantially in the form attached hereto as Exhibit C, and such agreement shall be in full force and effect;

(xxii)	Buyer shall have received evidence of termination of and payment in full of all Change of Control Payments set forth on §7(a)(xxii) of the Disclosure Schedule, in each case in form and substance reasonably acceptable to Buyer;

(xxiii)	If a Buyer Election or Parent Election has been made pursuant to and subject to the terms of §5(k)(iv)(A) and §5(k)(iv)(B), Stockholder Approval shall have been obtained; provided, that if Parent and Buyer elect to pursue Stockholder Approval at the same time as defending any Stockholder Suit pursuant to §5(k)(iv)(B)(1), then if all Stockholder Suits are resolved favorably in favor of Parent and Seller, this condition shall be deemed satisfied;

(xxiv)	Buyer shall have received satisfactory evidence of the Lenders’ Consent and a release agreement from the administrative agent under the Credit Agreements releasing HOST and its subsidiaries from any and all obligations under the Credit Agreements and satisfactory to Buyer in its sole discretion;

(xxv)	Buyer shall have obtained no later than ten (10) days prior to the Closing Date, a commitment for an ALTA Owner’s Title Insurance Policy in a form reasonably acceptable to Buyer for each Owned Real Property, issued by a title insurance company satisfactory to Buyer (the “Title Company”), together with a copy of all documents referenced therein (the “Title Commitments”). At Closing, Purchaser shall have obtained title insurance policies in accordance with the Title Commitments, insuring HOST’s or a HOST Subsidiary’s fee simple title to each Owned Real Property as of the Closing Date (including all recorded appurtenant easements insured as separate legal parcels) with gap coverage from the Seller through the date of recording, subject only to Permitted Encumbrances, in such amount as Buyer reasonably determines to be the value of the Real Property insured thereunder (the “Title Policies”). Each of the Title Policies shall include all endorsements reasonably requested by Buyer, in form and substance reasonably satisfactory to Buyer. Buyer shall pay all fees, costs and expenses with respect to the Title Commitments and Title Policies; and

(xxvi)	Buyer shall have obtained no later than ten (10) days prior to the Closing Date, a survey for each Owned Real Property, dated no earlier than the date of this Agreement, prepared by a licensed surveyor satisfactory to Buyer, and conforming to such standards as the Title Company and Buyer require as a condition to the removal of any survey exceptions from the Title Policies, and certified to Buyer and the Title Company, in a form satisfactory to each of such parties (the “Surveys”). The Surveys shall not disclose any encroachment from or onto any of the Real Property or any portion thereof or any other survey defect which has not been cured to Buyer’s reasonable satisfaction prior to the Closing Date. Buyer shall pay all fees, costs and expenses with respect to the Surveys.

(xxvii)	Buyer shall have received satisfactory evidence of the transfer of HOST’s benefits and obligations under (i) the J. Host Employment Agreement, (ii) the Jarvie Employment Agreement and (iii) the Flexible Premium Adjustable Life Insurance Policies for each of Charles L. Jarvie (Policy #C6709482) and Wilford James Host (Policy #C6709529) or the Parent and Seller shall have agreed to cause the transfer of such benefits and to assume such obligations following the Closing.

(xxviii)	Parent and Buyer will have executed and delivered a transition services agreement (the “Transition Services Agreement”) substantially in the form attached hereto as Exhibit D, and such agreement shall be in full force and effect.

Buyer may waive any condition specified in this §7(a) if it executes a writing so stating at or prior to the Closing

(b)	Conditions to Seller’s Obligation. The Seller’s obligation to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(i)	the representations and warranties set forth in §3(b) above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the terms “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” shall be true and correct in all respects at and as of the Closing Date;

(ii)	Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case Buyer shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;

(iii)	no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(iv)	Buyer shall have delivered to Seller a certificate to the effect that each of the conditions specified above in §7(b)(i)-(iii) is satisfied in all respects;

(v)	all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Parties, HOST, and its Subsidiaries shall have received all other material authorizations, consents, and approvals of governments and governmental agencies referred to in §3(a)(ii), §3(b)(ii), and §4(c) above;

(vi)	Buyer shall have delivered to Seller a copy of an Internal Revenue Service Form 8023 (and a copy of any equivalent forms required under state or local tax law) with respect to the sale of the stock of HOST hereunder, duly executed by an authorized representative of Buyer;

(vii)	all actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Seller;

(viii)	Seller, Parent, Buyer and the Escrow Agent will have executed and delivered Indemnification Escrow Agreement, substantially in the form attached hereto as Exhibit B, and such agreement shall be in full force and effect;

(ix)	Seller, Parent, Buyer and the Escrow Agent will have executed and delivered the Adjustment Escrow Agreement, substantially in the form attached hereto as Exhibit C, and such agreement shall be in full force and effect;

(x)	Host and its Subsidiaries shall have procured all of the third party consents specified in §4(c) above (provided, however, that this shall not be a condition to Seller’s obligation to close if the Buyer waives any breach of this Agreement arising out of the failure or inability to obtain such consents by the Closing);

(xi)	If a Buyer Election or Parent Election has been made pursuant to and subject to the terms of §5(k)(iv)(A) and §5(k)(iv)(B), Stockholder Approval shall have been obtained;

(xii)	Seller shall have received satisfactory evidence of the Lenders’ Consent;

(xiii)	HOST’s benefits and obligations under the Flexible Premium Adjustable Life Insurance Policies for each of Charles L. Jarvie (Policy #C6709482) and Wilford James Host (Policy #C6709529) shall have been assigned to Parent, or the Buyer shall have agreed to cause the transfer of such benefits and obligations following the Closing; and

(xiv)	Parent and Buyer will have executed and delivered the Transition Services Agreement substantially in the form attached hereto as Exhibit D, and such agreement shall be in full force and effect.

Seller may waive any condition specified in this §7(b) on behalf of Seller if it executes a writing so stating at or prior to the Closing.

§8.	Indemnification.

(a)	Survival of Representations and Warranties. The representations and warranties in this Agreement shall survive the Closing until March 31, 2009; provided, that any representation or warranty in respect of which indemnity may be sought under this §8, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this §8(a) if notice of the inaccuracy or breach or potential inaccuracy or breach thereof giving rise to such right or potential right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time. The representations and warranties in this Agreement or in any writing delivered by any party hereto to another party in connection herewith shall survive for the periods set forth in this §8(a).

(b)	General Indemnification.

(i)	Indemnification Obligations of Seller. After the Closing, Parent and Seller shall indemnify Buyer, HOST and their respective Affiliates, shareholders, partners, officers, directors, employees, agents, Representatives, successors and permitted assigns (other than Seller) (collectively, “Buyer Indemnified Parties”) and save and hold each of them harmless against and pay on behalf of or reimburse Buyer Indemnified Parties as and when incurred for any loss, liability, action, cause of action, cost, damage, Tax or expense (exclusive of any special, incidental, punitive or consequential damages), whether or not arising out of third party claims (including interest, penalties, reasonable attorneys’, consultants’ and experts’ fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing and after deducting all insurance proceeds in connection with any of the foregoing) (collectively, “Losses”, and each a “Loss”), which any Buyer Indemnified Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of:

(A)	any facts or circumstances which constitute a breach of any representation or warranty of Parent or Seller under this Agreement, or in any certificate furnished by Parent or Seller pursuant to this Agreement; provided, that for purposes of this §8, the qualifications as to materiality and Material Adverse Effect contained in such representations and warranties shall not be given effect;

(B)	any nonfulfillment or breach of any covenant, agreement or other provision by Seller under this Agreement;

(C)	any Indebtedness of HOST as of the Closing Date to the extent that such Indebtedness has not been taken into account in the calculation of the Final Purchase Price pursuant to §2(g);

(D)	(i) any Pre-Closing Taxes, other than, to the extent necessary to avoid a double benefit to Buyer, accrued but unpaid non-income Taxes for the current period not yet due and payable in the amount taken into account in connection with the calculation of Final Net Working Capital, and (ii) for the avoidance doubt, any Taxes of Parent and its Subsidiaries (other than HOST and its Subsidiaries) for all taxable periods;

(E)	any Stockholder Suit;

(F)	the failure of HOST or its Subsidiaries to comply, on or prior to the Closing Date, with the Fair Labor Standards Act or any similar applicable state or local Law (“Wage Claims”);

(G)	the New York Leases;

(H)	the J. Host Employment Agreement and the Jarvie Employment Agreement; and

(I)	the business of Parent and its Subsidiaries (excluding HOST and its Subsidiaries) prior to the Closing.

If and to the extent any provision of this §8(b) is unenforceable for any reason, each of Parent and Seller hereby agrees to make the maximum contribution to the payment and satisfaction of the Loss for which indemnification is provided for in this §8(b) which is permissible under applicable Laws. Notwithstanding anything contained herein, in no event shall HOST be required to provide indemnification or contribution for any obligation of Seller under this §8(b); provided, that this sentence shall not apply as to any proceeds a director or officer would be entitled to pursuant to and under HOST’s director and officers insurance.

(ii)	Indemnification Obligations of Buyer. After the Closing, Buyer shall indemnify Parent and Seller and their respective Affiliates (other than the Company) (collectively, “Seller Indemnified Parties”) and hold them harmless against any Losses which Seller Indemnified Parties may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of:

(A)	any facts or circumstances which constitute a breach of any representation or warranty of Buyer under this Agreement or in any certificate furnished by Buyer pursuant to this Agreement; provided, that for purposes of this §8, the qualifications as to materiality and Material Adverse Effect contained in such representations and warranties shall not be given effect;

(B)	any nonfulfillment or breach of any covenant, agreement or other provision by Buyer under this Agreement; or

(C)	any Losses arising out of the period following the Closing Date pursuant to the Parent Guaranties.

If and to the extent any provision of this §8(b) is unenforceable for any reason, Buyer hereby agrees to make the maximum contribution to the payment and satisfaction of the Loss for which indemnification is provided for in this §8(b) which is permissible under applicable Laws.

(iii)	Limitations on Indemnification. Notwithstanding the foregoing, none of Parent, Seller or Buyer shall be required to indemnify Buyer Indemnified Parties or Seller Indemnified Parties, as the case may be, in respect of any Losses suffered by Buyer Indemnified Parties or Seller Indemnified Parties, as the case may be, solely as a result of any facts or circumstances which constitute a breach of any representation or warranty listed in §3 or §4 (other than breaches of representations and warranties contained in §3(a)(i), §3(a)(ii), §3(a)(iii), §3(a)(iv), §3(b)(i), §3(b)(ii), §3(b)(iii), §3(b)(iv), §4(a), §4(b), §4(d), §4(f), §4(k) and §4(z)) unless the aggregate of all Losses suffered by Buyer Indemnified Parties or Seller Indemnified Parties, as the case may be, exceeds $1,000,000.00 (at which point all Losses in excess of such amount shall be payable) and in no event shall Seller or Buyer be required to make indemnification payments hereunder for Losses with respect to any breach of representation or warranty in excess of $5,000,000.00 (the “Cap”). To the extent that Buyer, HOST or any of its Subsidiaries incur Losses, on an after-tax basis, as a result of Wage Claims, any such Losses shall be paid 100% by Parent or Seller.

(iv)

Manner of Payment. Any indemnification payments to be made to any Buyer Indemnified Parties pursuant to this §8(b) shall be effected solely by offsetting such amount against any amounts held from time to time by the Escrow Agent in the escrow account established pursuant to the Indemnification Escrow

Agreement. The Parent and Seller shall have no liability to the Buyer Indemnified Parties for any amount which exceeds the Indemnification Escrow Amount. Any indemnification owing to Seller Indemnified Parties pursuant to this §8(b) shall be effected by wire transfer of immediately available funds from Buyer to an account designated in writing by Seller Indemnified Party. Any indemnification payments to be made hereunder shall be made within 15 days after the determination thereof. The Buyer and the Seller shall execute the necessary documents instructing the Escrow Agent to make the applicable payments.

(v)	Third Party Claims. Any Person making a claim for indemnification under this §8(b) (an “Indemnified Party”) shall notify the indemnifying party (an “Indemnifying Party”) of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim. Such notice shall describe the claim, the amount thereof (if known and quantifiable) and the basis thereof; provided, that the failure to so notify an Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder unless and to the extent the Indemnifying Party shall be actually prejudiced by such failure to so notify. If such claim is based on any action, lawsuit, proceeding, investigation or other claim by a third party (a “Proceeding”) any Indemnifying Party shall be entitled to participate in the defense of such Proceeding giving rise to an Indemnified Party’s claim for indemnification at such Indemnifying Party’s expense, and at its option (subject to the limitations set forth below) shall be entitled to assume the defense thereof (including as it relates to the posting of any bond or the making of any guarantee in connection with such defense) by appointing a reputable counsel reasonably acceptable to the Indemnified Party to be the lead counsel in connection with such defense; provided, that prior to the Indemnifying Party assuming control of such defense, Indemnifying Party shall first demonstrate to the Indemnified Party in writing (A) the Indemnifying Party’s financial ability to provide full indemnification to the Indemnified Party with respect to such Proceeding and (B) that, assuming the Indemnifying Party were to become obligated to indemnify the Indemnified Party hereunder in respect of the estimated amount of the Loss relating to such Proceeding (determined in good faith based upon all of the information pertaining to the Proceeding available at such time), the Indemnifying Party (after giving effect to the any applicable limitations on indemnification in §8(iii)) would be responsible for more of the Loss than the Indemnified Party in the event such Proceeding were determined in an adverse manner to the Indemnifying Party and the Indemnified Party and (y) unconditionally agree in writing to be fully responsible for all Losses relating to such Proceeding (provided that such Losses are subject to the Cap); and provided further, that:

(A)	the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided, that the fees and expenses of such separate counsel shall be borne by the Indemnified Party (other than any fees and expenses of such separate counsel (x) that are incurred prior to the date the Indemnifying Party effectively assumes control of such defense or (y) retained because a conflict of interest exists between the Indemnifying Party and the Indemnified Party, each of which, notwithstanding the foregoing, shall be borne by the Indemnifying Party);

(B)	the Indemnified Party shall be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnified Party if (A) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation (provided, that in such event (x) the Indemnified Party shall not enter into any settlement of a claim without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld), (y) the Indemnifying Party shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose (provided, that the fees and expenses of such separate counsel shall be borne by the Indemnifying Party), and (z) the Indemnifying Party shall be entitled to review the files and record relating to such defense upon request of the Indemnifying Party); (B) the Indemnified Party reasonably believes an adverse determination with respect to the Proceeding giving rise to such claim for indemnification would be detrimental to or injure the Indemnified Party’s reputation or future business prospects; (C) the claim seeks an injunction or equitable relief against the Indemnified Party; (D) a conflict of interest exists between the Indemnifying Party and the Indemnified Party; or (E) the Indemnifying Party failed or is failing to vigorously prosecute or defend such claim; provided, that in the case of subclauses (D) and (E) above, the fees and expenses of such counsel shall be borne by the Indemnifying Party; and

(C)	if the Indemnifying Party shall control the defense of any such claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement of a Proceeding or ceasing to defend such Proceeding if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnified Party or if such settlement does not expressly and unconditionally release the Indemnified Party from all Liabilities with respect to such claim, without prejudice.

(vi)	Waiver. Parent and Seller each hereby agree that it shall not make any claim for indemnification hereunder against HOST by reason of the fact that Parent or Seller or one or more of their respective officers was a shareholder, director, officer, employee or agent of HOST or was serving at the request of HOST as a partner, trustee, director, officer, employee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise) with respect to any Proceeding brought by any of Buyer Indemnified Parties against Parent or Seller or any claim against Parent or Seller in connection with this Agreement and Parent and Seller hereby acknowledge and agree that Parent and Seller shall have no claims or right to contribution or indemnity from HOST with respect to any amounts paid by Parent or Seller pursuant to this §8(b); provided, that this waiver shall not apply as to any proceeds such director or officer would be entitled to pursuant to and under the HOST’s director and officer insurance.

(vii)	Final Purchase Price Adjustment. All indemnification payments under this §8 shall be deemed adjustments to the Final Purchase Price.

(viii)	Sole Remedy. Indemnification hereunder shall be the sole remedy for breach of any representation, warranty or covenant under this Agreement, other than any claim of fraud, willful misconduct or intentional misrepresentation, and other than with respect to claims for specific performance.

§9.	Tax Matters.

(a)	Tax Returns.

(i)	For all taxable periods ending on or before the Closing Date, Parent and Seller shall cause HOST and its Subsidiaries to join in Parent’s consolidated federal (and applicable combined, consolidated or unitary state and local) Income Tax Returns. Parent and Seller shall prepare and file, or cause to be prepared and filed, all such Tax Returns in a manner consistent with prior practice, except as required by a change in applicable law.

(ii)	Except as provided in clause (i), Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for HOST and its Subsidiaries that are due after the Closing Date. Buyer shall permit Seller to review and comment on each such Tax Return to the extent that such Tax Return includes a Pre-Closing Period of HOST and its Subsidiaries and shall make such revisions to such Tax Returns as are reasonably requested by Seller. For any such Tax Return that includes a Pre-Closing Period, Buyer shall be entitled to indemnification as provided in §8(b)(i)(D) of this Agreement.

(b)	Cooperation regarding Tax Matters.

(i)	Buyer, HOST and its Subsidiaries and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. HOST and its Subsidiaries and Seller agree (A) to retain all books and records with respect to Tax matters pertinent to HOST and its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, HOST and its Subsidiaries or Seller, as the case may be, shall allow the other Party to take possession of such books and records.

(ii)	Buyer and Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(c)	Audits, Refunds.

(i)	Parent shall permit HOST and its Subsidiaries to participate in any audit of Parent’s consolidated federal, state or local Income Tax Returns to the extent that such audit relates to HOST and its Subsidiaries. Neither Parent, Seller or any their affiliates shall settle any audit in a manner that would adversely affect HOST and its Subsidiaries after the Closing Date without the prior written consent of Buyer.

(ii)	Any refunds that are received by Parent or Seller (or any of their affiliates other than HOST or its Subsidiaries), and any amounts credited against Tax to which Parent or Seller (or any of their affiliates other than HOST or its Subsidiaries) becomes entitled, which refunds or amounts are attributable to a carryback of tax attributes of HOST and its Subsidiaries which are generated after the Closing Date, shall be for the account of Buyer, and Seller shall pay over to Buyer any such refund or the amount of any such credit within five (5) days after receipt or entitlement thereto, provided that this sentence shall apply only to the extent that such losses or credits are required by law to be carried back to a period prior to the Closing Date and such carryback cannot be waived.

(d)	Tax-Sharing Agreements. All Tax-sharing agreements or similar agreements with respect to or involving HOST and its Subsidiaries shall be terminated as of the day before the Closing Date and, at and after the Closing Date, HOST and its Subsidiaries shall not be bound thereby or have any liability thereunder.

(e)	Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne 50% by Buyer and 50% by Seller.

(f)	Returns for Periods Through the Closing Date. Parent will include the income of HOST and its Subsidiaries (including any deferred income triggered into income by Reg. §1.1502-13 and Reg. §1.1502-14 and any excess loss accounts taken into income under Reg. §1.1502-19) on its consolidated federal Income Tax Return for all periods through the Closing Date and will pay any Taxes attributable to such income. The Buyer will cause HOST and its Subsidiaries to furnish the Parent with such information as Parent may reasonably require in connection with the filing of such consolidated federal income Tax Return.

(g)	Section 338(h)(10) Election. The Buyer shall make, and Parent and Seller will join with the Buyer in making, an election under Section 338(h)(10) of the Code (and any corresponding elections under state, local or foreign tax law) with respect to HOST and each of its Subsidiaries (collectively, the “Section 338(h)(10) Election”), and Parent or Seller will pay any Tax attributable to the making of such election and will indemnify the Buyer, including Host and its Subsidiaries, pursuant to §8(b)(i)(D) for any Losses incurred as a consequence of Parent or Seller’s failure to pay such Tax. An Internal Revenue Service Form 8023 shall be completed and executed at the Closing and shall be filed by the parties as promptly as practicable thereafter.

(h)	Allocation of Purchase Price. Buyer, HOST and its Subsidiaries and Seller agree to allocate the Final Purchase Price and the liabilities of HOST and its Subsidiaries (and all other relevant items) to the assets of HOST and its Subsidiaries in accordance with Sections 338 and 1060 of the Code and the Treasury Regulations thereunder and in a manner consistent with §9(h) of the Disclosure Schedule. No later than sixty (60) days after the Closing Date, Buyer shall deliver to Seller an allocation of the Final Purchase Price and the liabilities of HOST and each of its Subsidiaries (and all other relevant items) to the assets of HOST and each of its Subsidiaries as of the Closing Date determined in a manner consistent with §9(h) of the Disclosure Schedule (the “Purchase Price Allocation”). The Purchase Price Allocation shall be binding on all Parties for all purposes. None of the Parties will take any position on any Tax Return, before any governmental entity charged with the collection of any Tax or in any judicial proceeding that is in any way inconsistent with the Purchase Price Allocation and will cooperate with each other in timely preparing and will timely file IRS Form 8883 consistent with such allocation with the IRS. If any adjustment is subsequently made to the Final Purchase Price pursuant to the terms of this Agreement or other relevant items, the Parties will cooperate with each other in timely preparing an amended Form 8883 reflecting such adjustment and will timely file such amended Form 8883 with the IRS. The Parties agree to file all Tax Returns and information reports in a manner consistent with the allocation schedule set forth in §9(h) of the Disclosure Schedule.

(i)	Final Determination. Except as required by a Final Determination, neither Parent nor Seller shall treat any amount deemed paid for the assets of HOST and its Subsidiaries pursuant to the Section 338(h)(10) Election as an actual or deemed payment to Buyer for the assumption or agreement to perform any obligation or liability, or otherwise shall claim a deduction in respect of any such actual or deemed payment, for any Tax purpose. For this purpose, “Final Determination” shall mean a determination within the meaning of Section 1313 of the Code or any similar provision of state or local tax law.

§10.	Termination.

(a)	Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

(i)	Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii)	Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing:

(A)	in the event Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Seller of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach;

(B)	if a Parent Election is made and Buyer elects to terminate this Agreement pursuant to §5(k)(iv)(B);

(C)

if the Closing shall not have occurred on or before December 15, 2007 (as may be extended pursuant to the proviso set forth below, the “Termination Date”) by reason of the failure of any condition precedent under §7(a) hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); provided, that the Termination Date shall be extended to March 15, 2008 if a Buyer Election is made pursuant to §5(k)(iv)(A) or a Parent Election is made pursuant to §5(k)(iv)(B);

(D)	if there shall be any Order of any Government Entity enjoining Parent, Seller or HOST from consummating the Stock Purchase and no Buyer Election or Parent Election has been made pursuant to pursuant to §5(k)(iv)(B) of this Agreement; or

(E)	if a Buyer Election or Parent Election has been made, and less than a majority of outstanding shares of Parent Common Stock vote to approve the Stock Purchase.

(iii)	Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing:

(A)	in the event Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Seller has notified Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach; or

(B)	if the Closing shall not have occurred on or before the Termination Date by reason of the failure of any condition precedent under §7(b) hereof (unless the failure results primarily from Seller breaching any representation, warranty, or covenant contained in this Agreement).

(b)	Effect of Termination. If any Party terminates this Agreement pursuant to §10(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party; provided, however, that (i) the covenants and agreements set forth in §5(e), §11(h), §11(i) and §11(j) shall survive termination, and (ii) such termination shall not constitute a waiver by any Party of any claim it may have for Losses caused by reason of, or relieve any Party from Liability for, any breach of any covenant (other than the covenant set forth in §8(b)(i)(A)) set forth in this Agreement prior to the termination of this Agreement. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in the event this Agreement is terminated by the Buyer prior to the Closing as a result of any breach of a representation or warranty made in this Agreement by the Parent or Seller, Buyer shall have no right to recover (whether by way of indemnification or otherwise) any Losses from the Parent or Seller on account of any breach of a representation or warranty made in this Agreement by the Parent or Seller.

(c)	Fees. If this Agreement is terminated by Buyer pursuant to (i) §10(a)(ii)(C) due to any failure to receive Stockholder Approval (following a Buyer Election or Parent Election) or the Lender Consent on or before the Termination Date, (ii) §10(a)(ii)(D), or (iii) §10(a)(ii)(E), then Parent shall pay promptly Buyer’s actual and reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by Buyer and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement, including any expenses incurred in connection with any Stockholder Suit (“Buyer Expenses”).

§11.	Miscellaneous.

(a)	Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of Buyer and Seller; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its reasonable efforts to advise the other Parties prior to making the disclosure).

(b)	No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(c)	Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(d)	Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Buyer and Seller; provided, however, that (i) Buyer may assign any or all of its rights and interests hereunder to one or more of its Affiliates, any Person which provides financing to HOST, Buyer or any of their respective Affiliates, and any subsequent purchaser of all or a significant portion of Buyer, HOST or any of their respective Affiliates (whether by merger, consolidation, sale of stock, sale of assets or otherwise), (ii) Buyer may designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder), and (iii) Parent and Seller may assign any and all of its rights and interests hereunder (or under any related document delivered in connection herewith) to any Person which provides financing to Parent or Seller or any of their respective Affiliates.

(e)	Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(f)	Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g)	Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) 1 business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) 1 business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) 4 business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Parent or Seller:	Triple Crown Media, Inc.
4370 Peachtree Road NE
Atlanta, GA 30319-3023
	Facsimile:	(404) 261-9607
	Attn:	Robert S. Prather, Jr.

B.R. Holding, Inc.
546 E. Main Street
Lexington, KY 40508
	Facsimile:	(859) 226-4308
	Attention:	Tom Stultz

Copy (which shall not constitute notice to Seller) to:

Dinsmore & Shohl, LLP
250 W. Main Street, Suite 1400
Lexington, KY 40507
	Facsimile:	859-425-1099
	Attention:	Joseph H. Terry

If to Buyer:	IMG Worldwide, Inc.
IMG Center
1360 East 9th Street, Suite 100
Cleveland, OH 44114
	Facsimile:	(216) 522-1145
	Attention:	John Raleigh

Copies (which shall not constitute notice to Buyer) to:

Forstmann Little & Co.
767 Fifth Avenue - 44th Floor
New York, NY 10153
	Facsimile:	(212) 759-9059
	Attention:	Chris Davis

and:
Kirkland & Ellis LLP
153 East 53rd Street
New York, NY 10022
	Facsimile:	(212) 446 6460
	Attention:	Stephen Fraidin
Kimberly P. Taylor

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(h)	Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware

(i)	WAIVER OF JURY TRIAL. EACH OF THE PARTIES WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

(j)	Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in New Castle County in the State of Delaware and the United States District Court of Delaware in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court and hereby expressly submits to the personal jurisdiction and venue of such court for the purposes hereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each of the Parties hereby irrevocably consent to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to its address set forth in §11(g), such service to become effective 10 days after such mailing.

(k)	Specific Performance. The Parties agree that, if any of the provisions of this Agreement or any other document contemplated by this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and, therefore, the Parties shall be entitled to specific performance (without posting a bond or other security) of the terms hereof and thereof, in addition to any other remedy at Law or in equity (subject to the limitations set forth in this Agreement).

(l)	Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(m)	Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(n)	Expenses. Except as expressly set forth in this Agreement, each of Buyer, Parent, Seller, HOST, and any of HOST’s Subsidiaries will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, that (i) Parent and Seller at Closing will also bear the cost and expenses of HOST and its Subsidiaries (including all of their legal fees and expenses and all broker’s fees and expenses, including those of Allen & Company LLC) in connection with this Agreement, the sale process and the transactions contemplated hereby in the event that the transactions contemplated by this Agreement are consummated (“Seller Expenses”), and (ii) that following the Closing, HOST shall pay all such costs and expenses incurred by Buyer.

(o)	Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

(p)	Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(q)	Governing Language. This Agreement has been negotiated and executed by the Parties in English. In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version shall prevail.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.

IMG WORLDWIDE, INC.

By:
Name:
Title:

B.R. HOLDING, INC.

By:
Name:
Title:

TRIPLE CROWN MEDIA, INC.

By:
Name:
Title: